Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC.
AND SUBSIDIARIES

Consolidated Financial Statements as of
December 31, 2014, and 2013 and for Each of the
Three Years in the Period Ended December 31, 2014

Consolidated Balance Sheets
(in millions of dollars, except share data)

at December 31,	2014	2013
Assets
Cash and cash equivalents	$1,682	$2,154
Receivables (less allowances of $50 in 2014 and $53 in 2013)	4,004	3,853
Inventories:
Leaf tobacco	3,135	3,709
Other raw materials	1,696	1,596
Finished product	3,761	4,541
	8,592	9,846
Deferred income taxes	533	502
Other current assets	673	497
Total current assets	15,484	16,852
Property, plant and equipment, at cost:
Land and land improvements	639	671
Buildings and building equipment	3,620	4,013
Machinery and equipment	7,664	8,409
Construction in progress	836	864
	12,759	13,957
Less: accumulated depreciation	6,688	7,202
	6,071	6,755
Goodwill (Note 3)	8,388	8,893
Other intangible assets, net (Note 3)	2,985	3,193
Investments in unconsolidated subsidiaries (Note 4)	1,083	1,536
Other assets	1,176	939
Total Assets	$35,187	$38,168

See notes to consolidated financial statements.

at December 31,	2014	2013
Liabilities
Short-term borrowings (Note 7)	$1,208	$2,400
Current portion of long-term debt (Note 7)	1,318	1,255
Accounts payable	1,242	1,274
Accrued liabilities:
Marketing and selling	549	503
Taxes, except income taxes	5,490	6,492
Employment costs	1,135	949
Dividends payable	1,559	1,507
Other	1,375	1,382
Income taxes	1,078	1,192
Deferred income taxes	158	112
Total current liabilities	15,112	17,066
Long-term debt (Note 7)	26,929	24,023
Deferred income taxes	1,549	1,477
Employment costs	2,202	1,313
Other liabilities	598	563
Total liabilities	46,390	44,442
Contingencies (Note 21)
Stockholders’ (Deficit) Equity
Common stock, no par value (2,109,316,331 shares issued in 2014 and 2013)	—	—
Additional paid-in capital	710	723
Earnings reinvested in the business	29,249	27,843
Accumulated other comprehensive losses	(6,826)	(4,190)
	23,133	24,376
Less: cost of repurchased stock (562,416,635 and 520,313,919 shares in 2014 and 2013, respectively)	35,762	32,142
Total PMI stockholders’ deficit	(12,629)	(7,766)
Noncontrolling interests	1,426	1,492
Total stockholders’ deficit	(11,203)	(6,274)
Total Liabilities and Stockholders’ (Deficit) Equity	$35,187	$38,168

See notes to consolidated financial statements.

Consolidated Statements of Earnings
(in millions of dollars, except per share data)

for the years ended December 31,	2014	2013	2012
Net revenues	$80,106	$80,029	$77,393
Cost of sales	10,436	10,410	10,373
Excise taxes on products	50,339	48,812	46,016
Gross profit	19,331	20,807	21,004
Marketing, administration and research costs	7,001	6,890	6,961
Asset impairment and exit costs (Note 5)	535	309	83
Amortization of intangibles	93	93	97
Operating income	11,702	13,515	13,863
Interest expense, net (Note 14)	1,052	973	859
Earnings before income taxes	10,650	12,542	13,004
Provision for income taxes	3,097	3,670	3,833
Equity (income)/loss in unconsolidated subsidiaries, net	(105)	22	17
Net earnings	7,658	8,850	9,154
Net earnings attributable to noncontrolling interests	165	274	354
Net earnings attributable to PMI	$7,493	$8,576	$8,800
Per share data (Note 10):
Basic earnings per share	$4.76	$5.26	$5.17
Diluted earnings per share	$4.76	$5.26	$5.17

See notes to consolidated financial statements.

Consolidated Statements of Comprehensive Earnings
(in millions of dollars)

for the years ended December 31,	2014	2013	2012
Net earnings	$7,658	$8,850	$9,154
Other comprehensive earnings (losses), net of income taxes:
Change in currency translation adjustments:
Unrealized gains (losses), net of income taxes of ($161) in 2014, $227 in 2013 and $6 in 2012	(1,746)	(1,876)	15
(Gains)/losses transferred to earnings, net of income taxes of $- in 2014 and $- in 2013	(5)	(12)	—
Change in net loss and prior service cost:
Net gains (losses) and prior service costs, net of income taxes of $167 in 2014, ($81) in 2013 and $144 in 2012	(1,148)	1,079	(943)
Amortization of net losses, prior service costs and net transition costs, net of income taxes of ($42) in 2014, ($49) in 2013 and ($37) in 2012	173	243	160
Change in fair value of derivatives accounted for as hedges:
Gains recognized, net of income taxes of ($13) in 2014, ($30) in 2013 and ($14) in 2012	98	206	99
Gains transferred to earnings, net of income taxes of $10 in 2014, $34 in 2013 and $3 in 2012	(38)	(235)	(22)
Total other comprehensive losses	(2,666)	(595)	(691)
Total comprehensive earnings	4,992	8,255	8,463
Less comprehensive earnings attributable to:
Noncontrolling interests	135	197	210
Redeemable noncontrolling interest (Note 23)	—	68	194
Comprehensive earnings attributable to PMI	$4,857	$7,990	$8,059

See notes to consolidated financial statements.

Consolidated Statements of Stockholders' (Deficit) Equity
(in millions of dollars, except per share data)

	PMI Stockholders’ (Deficit) Equity
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Noncontrolling Interests		Total
Balances, January 1, 2012	$—	$1,235	$21,757	$(2,863)	$(19,900)	$322		$551
Net earnings			8,800			183	(1)	8,983	(1)
Other comprehensive earnings (losses), net of income taxes				(741)		27	(1)	(714)	(1)
Issuance of stock awards and exercise of stock options		100			118			218
Dividends declared ($3.24 per share)			(5,481)					(5,481)
Payments to noncontrolling interests						(209)		(209)
Purchase of subsidiary shares from noncontrolling interests		(1)				(1)		(2)
Common stock repurchased					(6,500)			(6,500)
Balances, December 31, 2012	—	1,334	25,076	(3,604)	(26,282)	322		(3,154)
Net earnings			8,576			175	(1)	8,751	(1)
Other comprehensive earnings (losses), net of income taxes				(535)		(29)	(1)	(564)	(1)
Issuance of stock awards and exercise of stock options		61			140			201
Dividends declared ($3.58 per share)			(5,809)					(5,809)
Payments to noncontrolling interests						(210)		(210)
Purchase of subsidiary shares from noncontrolling interests		(672)		(51)		(41)		(764)
Transfer of redeemable noncontrolling interest						1,275	(1)	1,275	(1)
Common stock repurchased					(6,000)			(6,000)
Balances, December 31, 2013	—	723	27,843	(4,190)	(32,142)	1,492		(6,274)
Net earnings			7,493			165		7,658
Other comprehensive earnings (losses), net of income taxes				(2,636)		(30)		(2,666)
Issuance of stock awards and exercise of stock options		(13)			180			167
Dividends declared ($3.88 per share)			(6,087)					(6,087)
Payments to noncontrolling interests						(207)		(207)
Common stock repurchased					(3,800)			(3,800)
Other						6		6
Balances, December 31, 2014	$—	$710	$29,249	$(6,826)	$(35,762)	$1,426		$(11,203)

(1) Net earnings attributable to noncontrolling interests exclude $171 million of earnings related to the redeemable noncontrolling interest, which was reported outside of the equity section in the consolidated balance sheet at December 31, 2012. Other comprehensive earnings (losses), net of income taxes, also exclude $25 million of net currency translation adjustment gains and $2 million of net loss and prior service cost losses related to the redeemable noncontrolling interest at December 31, 2012 . Net earnings attributable to noncontrolling interests exclude $99 million of earnings related to the redeemable noncontrolling interest, which was originally reported outside of the equity section and was included in the redeemable noncontrolling interest amount transferred to equity during 2013. Other comprehensive earnings (losses), net of income taxes, also exclude $33 million of net currency translation adjustment losses and a $2 million reduction of net loss and prior service costs related to the redeemable noncontrolling interest prior to the date of transfer. In December 2013, the redeemable noncontrolling interest balance of $1,275 million was reclassified to noncontrolling interests due to the termination of an exit rights agreement. For further details, see Note 23. Redeemable Noncontrolling Interest.

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(in millions of dollars)

for the years ended December 31,	2014	2013	2012
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings	$7,658	$8,850	$9,154
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	889	882	898
Deferred income tax benefit	(62)	(28)	(248)
Asset impairment and exit costs, net of cash paid	175	288	26
Cash effects of changes, net of the effects from acquired companies:
Receivables, net	(463)	(449)	(398)
Inventories	105	(1,413)	(728)
Accounts payable	177	103	10
Income taxes	(230)	(331)	638
Accrued liabilities and other current assets	(507)	1,880	(183)
Pension plan contributions	(191)	(150)	(207)
Other	188	503	459
Net cash provided by operating activities	7,739	10,135	9,421
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,153)	(1,200)	(1,056)
Investments in unconsolidated subsidiaries	(29)	(1,418)	(6)
Purchase of businesses, net of acquired cash	(110)	—	—
Other	296	(62)	70
Net cash used in investing activities	(996)	(2,680)	(992)

See notes to consolidated financial statements.

for the years ended December 31,	2014	2013	2012
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Short-term borrowing activity by original maturity:
Net issuances (repayments) - maturities of 90 days or less	$(516)	$(1,099)	$1,515
Issuances - maturities longer than 90 days	1,007	2,000	603
Repayments - maturities longer than 90 days	(1,571)	(849)	(1,220)
Long-term debt proceeds	5,591	7,181	5,516
Long-term debt repaid	(1,240)	(2,738)	(2,237)
Repurchases of common stock	(3,833)	(5,963)	(6,525)
Dividends paid	(6,035)	(5,720)	(5,404)
Purchase of subsidiary shares from noncontrolling interests	—	(703)	(2)
Other	(242)	(324)	(346)
Net cash used in financing activities	(6,839)	(8,215)	(8,100)
Effect of exchange rate changes on cash and cash equivalents	(376)	(69)	104
Cash and cash equivalents:
(Decrease) Increase	(472)	(829)	433
Balance at beginning of year	2,154	2,983	2,550
Balance at end of year	$1,682	$2,154	$2,983

Cash Paid:
Interest	$1,068	$978	$986
Income taxes	$3,577	$3,999	$3,420

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1.

Background and Basis of Presentation:

Background
Philip Morris International Inc. is a holding company incorporated in Virginia, U.S.A., whose subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes, other tobacco products and other nicotine-containing products in markets outside of the United States of America. Throughout these financial statements, the term "PMI" refers to Philip Morris International Inc. and its subsidiaries.
Basis of presentation
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things: pension and benefit plan assumptions; useful lives and valuation assumptions of goodwill and other intangible assets; marketing programs, and income taxes. Actual results could differ from those estimates.
The consolidated financial statements include PMI, as well as its wholly owned and majority-owned subsidiaries. Investments in which PMI exercises significant influence (generally 20%-50% ownership interest) are accounted for under the equity method of accounting. Investments in which PMI has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for under the cost method of accounting. All intercompany transactions and balances have been eliminated.

Note 2.

Summary of Significant Accounting Policies:

Cash and cash equivalents
Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation
Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 15 years, and buildings and building improvements over periods up to 40 years. Depreciation expense for 2014, 2013 and 2012 was $796 million, $789 million and $801 million, respectively.

Goodwill and non-amortizable intangible assets valuation

PMI tests goodwill and non-amortizable intangible assets for impairment annually or more frequently if events occur that would warrant such review. PMI performs its annual impairment analysis in the first quarter of each year. The impairment analysis involves comparing the fair value of each reporting unit or non-amortizable intangible asset to the carrying value. If the carrying value exceeds the fair value, goodwill or a non-amortizable intangible asset is considered impaired. To determine the fair value of goodwill, PMI primarily uses a discounted cash flow model, supported by the market approach using earnings multiples of comparable companies. To determine the fair value of non-amortizable intangible assets, PMI primarily uses a discounted cash flow model applying the relief-from-royalty method. These discounted cash flow models include management assumptions relevant for forecasting operating cash flows, which are subject to changes in business conditions, such as volumes and prices, costs to produce, discount rates and estimated capital needs. Management considers historical experience and all available information at the time the fair values are estimated, and PMI believes these assumptions are consistent with the assumptions a hypothetical marketplace participant would use. PMI concluded that the fair value of our reporting units and non-amortizable intangible assets exceeded the carrying value, and any reasonable movement in the assumptions would not result in an impairment. Since the March 28, 2008, spin-off from Altria Group, Inc. ("Altria"), PMI has not recorded a charge to earnings for an impairment of goodwill or non-amortizable intangible assets.

Foreign currency translation
PMI translates the results of operations of its subsidiaries and affiliates using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders’ (deficit) equity. In addition, some of PMI’s subsidiaries have assets and liabilities denominated in currencies other than their functional currencies, and to the extent those are not designated as net investment hedges, these assets and liabilities generate transaction gains and losses when translated into their respective functional currencies. PMI recorded net transaction losses of $174 million, $123 million and $51 million for the years ended December 31, 2014, 2013 and 2012, respectively, in marketing, administration and research costs on the consolidated statements of earnings.

Hedging instruments
Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive losses on the consolidated balance sheet, or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive losses are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Impairment of long-lived assets
PMI reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. PMI performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, PMI groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Impairment of investments in unconsolidated subsidiaries
Investments in unconsolidated subsidiaries are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. An impairment loss would be recorded whenever a decline in value of an equity investment below its carrying amount is determined to be other than temporary. PMI determines whether a loss is other than temporary by considering the length of time and extent to which the fair value of the equity investment has been less than the carrying amount, the financial condition of the equity investment, and the intent to retain the investment for a period of time is sufficient to allow for any anticipated recovery in market value.
Income taxes
Income tax provisions for jurisdictions outside the United States, as well as state and local income tax provisions, are determined on a separate company basis, and the related assets and liabilities are recorded in PMI’s consolidated balance sheets. Significant judgment is required in determining income tax provisions and in evaluating tax positions. PMI recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes on the consolidated statements of earnings.

Inventories
Inventories are stated at the lower of cost or market. The first-in, first-out and average cost methods are used to cost substantially all inventories. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset, although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

Marketing costs
PMI promotes its products with advertising, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, rebates, in-store display incentives and volume-based incentives. Advertising costs are expensed as incurred. Trade promotions are recorded as a reduction of revenues based on amounts estimated as being due to customers at the end of a period, based principally on historical utilization. For interim reporting purposes, advertising and certain consumer incentive expenses are charged to earnings based on estimated sales and related expenses for the full year.

Revenue recognition
PMI recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, either upon shipment or delivery of goods when title and risk of loss pass to customers. Excise taxes billed by PMI to customers are reported in net revenues. Shipping and handling costs are classified as part of cost of sales and were $844 million, $833 million and $802 million for the years ended December 31, 2014, 2013 and 2012, respectively.
On May 28, 2014, the Financial Accounting Standards Board issued Accounting Standards Update ASU 2014-09, "Revenue from Contracts with Customers." For further details, see Note 24. New Accounting Standards.

Software costs
PMI capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on PMI’s consolidated balance sheets and are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation
PMI measures compensation cost for all stock-based awards at fair value on date of grant and recognizes the compensation costs over the service periods for awards expected to vest. The fair value of restricted stock and deferred stock is determined based on the number of shares granted and the market value at date of grant.
Excess tax benefits from the vesting of stock-based awards of $5 million, $13 million and $24 million were recognized in additional paid-in capital as of December 31, 2014, 2013 and 2012, respectively, and were presented as financing cash flows.

Note 3.

Goodwill and Other Intangible Assets, net:
Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
(in millions)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
European Union	$1,398	$1,472	$582	$604
Eastern Europe, Middle East & Africa	517	617	215	228
Asia	3,904	3,960	1,207	1,251
Latin America & Canada	2,569	2,844	981	1,110
Total	$8,388	$8,893	$2,985	$3,193

Goodwill is due primarily to PMI’s acquisitions in Canada, Colombia, Greece, Indonesia, Mexico, Pakistan and Serbia, as well as the business combination in the Philippines. The movements in goodwill were as follows:

(in millions)	European Union	Eastern Europe, Middle East & Africa	Asia	Latin America & Canada	Total
Balance at January 1, 2013	$1,448	$637	$4,791	$3,024	$9,900
Changes due to:
Currency	24	(20)	(831)	(180)	(1,007)
Balance at December 31, 2013	1,472	617	3,960	2,844	8,893
Changes due to:
Acquisitions	118	—	—	2	120
Currency	(192)	(100)	(56)	(277)	(625)
Balance at December 31, 2014	$1,398	$517	$3,904	$2,569	$8,388
The increase in goodwill from acquisitions was due primarily to the purchase price allocation for PMI's June 2014 purchase of Nicocigs Limited, a U.K.-based e-vapor company. For further details, see Note 6. Acquisitions and Other Business Arrangements.

Additional details of other intangible assets were as follows:

	December 31, 2014		December 31, 2013
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizable intangible assets	$1,704		$1,798
Amortizable intangible assets	1,877	$596	1,940	$545
Total other intangible assets	$3,581	$596	$3,738	$545

Non-amortizable intangible assets substantially consist of trademarks from PMI’s acquisitions in Indonesia in 2005 and Mexico in 2007. Amortizable intangible assets primarily consist of certain trademarks, distribution networks and non-compete agreements associated with business combinations. The gross carrying amount, range of useful lives as well as the weighted-average remaining useful life of amortizable intangible assets at December 31, 2014, were as follows:

Description (dollars in millions)	Gross Carrying Amount	Initial Estimated Useful Lives	Weighted-Average Remaining Useful Life
Trademarks	$1,499	2 - 40 years	23 years
Distribution networks	168	5 - 30 years	13 years
Non-compete agreements	120	4 - 10 years	0.4 years
Other (including farmer contracts and intellectual property rights)	90	10 - 17 years	12 years
	$1,877

Pre-tax amortization expense for intangible assets during the years ended December 31, 2014, 2013 and 2012, was $93 million, $93 million and $97 million, respectively. Amortization expense for each of the next five years is estimated to be $82 million or less, assuming no additional transactions occur that require the amortization of intangible assets.

The decrease in the gross carrying amount of other intangible assets from December 31, 2013, was due primarily to currency movements, partially offset by the purchase price allocation for PMI's June 2014 purchase of Nicocigs Limited, as well as the purchase of additional patent rights related to an aerosol delivery technology acquired in 2011.

Note 4.

Investments in Unconsolidated Subsidiaries:

At December 31, 2014 and 2013, PMI had total investments in unconsolidated subsidiaries of $1,083 million and $1,536 million, respectively, which were accounted for under the equity method of accounting. Equity method investments are initially recorded at cost. Under the equity method of accounting, the investment is adjusted for PMI's proportionate share of earnings or losses and movements in currency translation adjustments. The carrying value of our equity method investments at the acquisition date exceeded our share of the unconsolidated subsidiaries' book value by $1,417 million, including $1,264 million attributable to goodwill. The difference between the investment carrying value and the amount of underlying equity in net assets, excluding the $1,264 million attributable to goodwill, is being amortized on a straight-line basis over the underlying assets' estimated useful lives of 3 to 20 years. During the years ended December 31, 2014 and 2013, PMI received dividends from unconsolidated subsidiaries of $107 million and $1 million, respectively.
On September 30, 2013, PMI acquired a 49% equity interest in United Arab Emirates-based Arab Investors-TA (FZC) (“AITA”) for approximately $625 million. As a result of this transaction, PMI holds an approximate 25% economic interest in Société des Tabacs Algéro-Emiratie (“STAEM”), an Algerian joint venture that is 51% owned by AITA and 49% by the Algerian state-owned enterprise Société Nationale des Tabacs et Allumettes SpA. STAEM manufactures and distributes under license some of PMI’s brands. The initial investment in AITA was recorded at cost and is included in investments in unconsolidated subsidiaries on the consolidated balance sheets.
On December 12, 2013, PMI acquired from Megapolis Investment BV a 20% equity interest in Megapolis Distribution BV, the holding company of CJSC TK Megapolis ("Megapolis"), PMI's distributor in Russia, for a purchase price of $760 million. An additional payment of up to $100 million, which is contingent on Megapolis's operational performance over the four fiscal years following the closing of the transaction, will also be made by PMI if the performance criteria are satisfied. PMI has also agreed to provide Megapolis Investment BV with a $100 million interest-bearing loan. PMI and Megapolis Investment BV have agreed to set off any future contingent payments owed by PMI against the future repayments due under the loan agreement. Any loan repayments in excess of the contingent consideration earned by the performance of Megapolis are due to be repaid, in cash, to PMI on March 31, 2017. At December 31, 2013, PMI had recorded a $100 million asset related to the loan receivable and a discounted liability of $86 million related to the contingent consideration. The initial investment in Megapolis was recorded at cost and is included in investments in unconsolidated subsidiaries on the consolidated balance sheets.
At December 31, 2014 and 2013, PMI's investments in other unconsolidated subsidiaries were $38 million and $42 million, respectively, with ownership percentages ranging from 40% to 50%.
PMI’s earnings activity from unconsolidated subsidiaries was as follows:

	For the Years Ended December 31,
(in millions)	2014	2013

Net revenues	$5,508	$345

PMI’s balance sheet activity related to unconsolidated subsidiaries was as follows:

	At December 31,
(in millions)	2014	2013

Receivables	$407	$470
Notes receivable	$100	$100
Other liabilities	$93	$86

The activity primarily related to agreements with PMI’s unconsolidated subsidiaries within the Eastern Europe, Middle East & Africa Region. These agreements, which are in the ordinary course of business, are primarily for distribution, contract manufacturing and licenses. PMI eliminated its respective share of all significant intercompany transactions with the equity method investees.

Note 5.

Asset Impairment and Exit Costs:

During 2014, 2013 and 2012, pre-tax asset impairment and exit costs consisted of the following:

(in millions)	2014	2013	2012
Separation programs:
European Union	$351	$13	$—
Eastern Europe, Middle East & Africa	2	14	—
Asia	35	19	13
Latin America & Canada	3	5	29
Total separation programs	391	51	42
Contract termination charges:
Eastern Europe, Middle East & Africa	—	250	—
Asia	—	8	13
Total contract termination charges	—	258	13
Asset impairment charges:
European Union	139	—	5
Eastern Europe, Middle East & Africa	—	—	5
Asia	—	—	13
Latin America & Canada	5	—	5
Total asset impairment charges	144	—	28
Asset impairment and exit costs	$535	$309	$83

Movement in Exit Cost Liabilities
The movement in exit cost liabilities for PMI was as follows:

(in millions)
Liability balance, January 1, 2013	$20
Charges	309
Cash spent	(21)
Currency/other	—
Liability balance, December 31, 2013	$308
Charges, net	391
Cash spent	(360)
Currency/other	(69)
Liability balance, December 31, 2014	$270

Cash payments related to exit costs at PMI were $360 million, $21 million and $57 million for the years ended December 31, 2014, 2013 and 2012, respectively. Future cash payments for exit costs incurred to date are expected to be approximately $270 million, and will be substantially paid by the end of 2015.

The pre-tax asset impairment and exit costs shown above are primarily a result of the following:

The Netherlands

On April 4, 2014, PMI announced the initiation by its affiliate, Philip Morris Holland B.V. (“PMH”), of consultations with employee representatives on a proposal to discontinue cigarette production at its factory located in Bergen op Zoom, the Netherlands. PMH reached an agreement with the trade unions and their members on a social plan and ceased cigarette production on September 1, 2014. During 2014, total pre-tax asset impairment and exit costs of $489 million were recorded for this program. This amount includes employee separation costs of $343 million, asset impairment costs of $139 million and other separation costs of $7 million.

Other
Separation Program Charges
PMI recorded other pre-tax separation program charges of $41 million, $51 million and $42 million for the years ended December 31, 2014, 2013 and 2012, respectively. The 2014 other pre-tax separation program charges primarily related to severance costs for factory closures in Australia and Canada and the restructuring of the U.S. leaf purchasing model. The 2013 pre-tax separation program charges primarily related to the restructuring of global and regional functions based in Switzerland and Australia. The 2012 pre-tax separation program charges primarily related to severance costs associated with factory restructurings.

Contract Termination Charges
During 2013, PMI recorded exit costs of $258 million related to the termination of distribution agreements in Eastern Europe, Middle East & Africa (due to a new business model in Egypt) and Asia. During 2012, PMI recorded exit costs of $13 million related to the termination of distribution agreements in Asia.

Asset Impairment Charges
During 2014, PMI recorded other pre-tax asset impairment charges of $5 million related to a factory closure in Canada. During 2012, PMI recorded pre-tax asset impairment charges of $28 million primarily related to the consolidation of R&D activities as well as charges for factory restructurings.

Note 6.

Acquisitions and Other Business Arrangements:

In June 2014, PMI acquired 100% of Nicocigs Limited, a leading U.K.-based e-vapor company, for the final purchase price of $103 million, net of cash acquired, with additional contingent payments of up to $77 million, primarily relating to performance targets over a three-year period. As of December 31, 2014, the additional contingent payments were projected to be up to $62 million over the remaining two-year period. For additional information regarding this contingent consideration, see Note 16. Fair Value Measurements.

In May 2013, PMI announced that Grupo Carso, S.A.B. de C.V. ("Grupo Carso") would sell to PMI its remaining 20% interest in PMI's Mexican tobacco business. The sale was completed on September 30, 2013, for $703 million. As a result, PMI now owns 100% of its Mexican tobacco business. A director of PMI has an affiliation with Grupo Carso. The final purchase price is subject to a potential adjustment based on the actual performance of the Mexican tobacco business over the three-year period ending two fiscal years after the closing of the purchase. In addition, upon declaration, PMI agreed to pay a dividend of approximately $38 million to Grupo Carso related to the earnings of the Mexican tobacco business for the nine months ended September 30, 2013. In March 2014, the dividend was declared and paid. The purchase of the remaining 20% interest resulted in a decrease to PMI's additional paid-in capital of $672 million.
The effects of these and other smaller acquisitions were not material to PMI's consolidated financial position, results of operations or operating cash flows in any of the periods presented.

Note 7.

Indebtedness:

Short-Term Borrowings

At December 31, 2014 and 2013, PMI’s short-term borrowings and related average interest rates consisted of the following:

	December 31, 2014		December 31, 2013
(in millions)	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
Commercial paper	$—	—%	$1,387	0.1%
Bank loans	1,208	4.9	1,013	5.7
	$1,208		$2,400
Given the mix of subsidiaries and their respective local economic environments, the average interest rate for bank loans above can vary significantly from day to day and country to country.
The fair values of PMI’s short-term borrowings at December 31, 2014 and 2013, based upon current market interest rates, approximate the amounts disclosed above.

Long-Term Debt

At December 31, 2014 and 2013, PMI’s long-term debt consisted of the following:

	December 31,
(in millions)	2014	2013
U.S. dollar notes, 0.277% to 6.375% (average interest rate 3.790%), due through 2044	$17,229	$16,500
Foreign currency obligations:
Euro notes, 1.750% to 5.875% (average interest rate 3.104%), due through 2033	9,161	7,303
Swiss franc notes, 0.750% to 2.000% (average interest rate 1.217%), due through 2024	1,690	1,289
Other (average interest rate 3.587%), due through 2024	167	186
	28,247	25,278
Less current portion of long-term debt	1,318	1,255
	$26,929	$24,023
Other debt:
Other foreign currency debt above includes mortgage debt in Switzerland and capital lease obligations at December 31, 2014 and 2013.

Debt Issuances Outstanding:
PMI’s debt issuances outstanding at December 31, 2014, were as follows:

(in millions)
Type		Face Value	Interest Rate	Issuance	Maturity
U.S. dollar notes		$400	Floating	March 2013	February 2015
U.S. dollar notes		$650	2.500%	May 2011	May 2016
U.S. dollar notes		$600	2.500%	August 2011(a)	May 2016
U.S. dollar notes		$550	1.625%	March 2012	March 2017
U.S. dollar notes		$750	1.125%	August 2012	August 2017
U.S. dollar notes		$500	1.250%	November 2014	November 2017
U.S. dollar notes		$2,500	5.650%	May 2008	May 2018
U.S. dollar notes		$750	1.875%	November 2013	January 2019
U.S. dollar notes		$1,000	4.500%	March 2010	March 2020
U.S. dollar notes		$350	4.125%	May 2011	May 2021
U.S. dollar notes		$750	2.900%	November 2011	November 2021
U.S. dollar notes		$750	2.500%	August 2012	August 2022
U.S. dollar notes		$600	2.625%	March 2013	March 2023
U.S. dollar notes		$500	3.600%	November 2013	November 2023
U.S. dollar notes		$750	3.250%	November 2014	November 2024
U.S. dollar notes		$1,500	6.375%	May 2008	May 2038
U.S. dollar notes		$750	4.375%	November 2011	November 2041
U.S. dollar notes		$700	4.500%	March 2012	March 2042
U.S. dollar notes		$750	3.875%	August 2012	August 2042
U.S. dollar notes		$850	4.125%	March 2013	March 2043
U.S. dollar notes		$750	4.875%	November 2013	November 2043
U.S. dollar notes		$750	4.250%	November 2014	November 2044
EURO notes	(b)	€750 (approximately $1,105)	5.875%	September 2008	September 2015
EURO notes	(b)	€750 (approximately $976)	5.750%	March 2009	March 2016
EURO notes	(b)	€750 (approximately $951)	2.125%	May 2012	May 2019
EURO notes	(b)	€1,250 (approximately $1,621)	1.750%	March 2013	March 2020
EURO notes	(b)	€750 (approximately $1,029)	1.875%	March 2014	March 2021
EURO notes	(b)	€600 (approximately $761)	2.875%	May 2012	May 2024
EURO notes	(b)	€750 (approximately $972)	2.750%	March 2013	March 2025
EURO notes	(b)	€1,000 (approximately $1,372)	2.875%	March 2014	March 2026
EURO notes	(b)	€500 (approximately $697)	2.875%	May 2014	May 2029
EURO notes	(b)	€500 (approximately $648)	3.125%	June 2013	June 2033
Swiss franc notes	(b)	CHF325 (approximately $362)	1.000%	December 2011	December 2016
Swiss franc notes	(b)	CHF200 (approximately $217)	0.875%	March 2013	March 2019
Swiss franc notes	(b)	CHF275 (approximately $311)	0.750%	May 2014	December 2019
Swiss franc notes	(b)	CHF325 (approximately $334)	1.000%	September 2012	September 2020
Swiss franc notes	(b)	CHF300 (approximately $335)	2.000%	December 2011	December 2021
Swiss franc notes	(b)	CHF250 (approximately $283)	1.625%	May 2014	May 2024

(a) These notes are a further issuance of the 2.500% notes issued by PMI in May 2011.
(b) USD equivalents for foreign currency notes were calculated based on exchange rates on the date of issuance.
The net proceeds from the sale of the securities listed in the table above were used to meet PMI’s working capital requirements, to repurchase PMI’s common stock, to refinance debt and for general corporate purposes.

Aggregate maturities:
Aggregate maturities of long-term debt are as follows:

(in millions)
2015	$1,318
2016	2,494
2017	1,805
2018	2,502
2019	2,144
2020-2024	8,751
2025-2029	2,870
Thereafter	6,658
28,542
Debt discounts	(295)
Total long-term debt	$28,247

See Note 16. Fair Value Measurements for additional disclosures related to the fair value of PMI’s debt.

Credit Facilities

On January 31, 2014, PMI extended the term of its $2.0 billion 364-day revolving credit facility until February 10, 2015. On February 28, 2014, PMI replaced its $2.5 billion multi-year revolving credit facility, expiring March 31, 2015, with a new $2.5 billion multi-year credit facility, expiring on February 28, 2019.

At December 31, 2014, PMI’s total committed credit facilities and commercial paper outstanding were as follows:

Type (in billions of dollars)	Committed Credit Facilities	Commercial Paper
364-day revolving credit, expiring February 10, 2015	$2.0
Multi-year revolving credit, expiring February 28, 2019	2.5
Multi-year revolving credit, expiring October 25, 2016	3.5
Total facilities	$8.0
Commercial paper outstanding		$—

At December 31, 2014, there were no borrowings under these committed credit facilities, and the entire committed amounts were available for borrowing.

On January 23, 2015, PMI entered into an agreement to extend the term of its existing $2.0 billion 364-day revolving credit facility, effective February 10, 2015, until February 9, 2016.  On January 23, 2015, PMI also entered into an agreement to extend the term of its existing $2.5 billion multi-year revolving credit facility, effective February 28, 2015, until February 28, 2020.

Each of these facilities requires PMI to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (“consolidated EBITDA”) to consolidated interest expense of not less than 3.5 to 1.0 on a rolling four-quarter basis. At December 31, 2014, PMI’s ratio calculated in accordance with the agreements was 12.2 to 1.0. These facilities do not include any credit rating triggers, material adverse change clauses or any provisions that could require PMI to post collateral. The terms “consolidated EBITDA” and

“consolidated interest expense,” both of which include certain adjustments, are defined in the facility agreements previously filed with the Securities and Exchange Commission.

In addition to the committed credit facilities discussed above, certain subsidiaries maintain short-term credit arrangements to meet their respective working capital needs. These credit arrangements, which amounted to approximately $3.2 billion at December 31, 2014, and $2.4 billion at December 31, 2013, are for the sole use of the subsidiaries. Borrowings under these arrangements amounted to $1.2 billion at December 31, 2014, and $1.0 billion at December 31, 2013.

Note 8.

Capital Stock:

Shares of authorized common stock are 6.0 billion; issued, repurchased and outstanding shares were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, January 1, 2012	2,109,316,331	(383,407,665)	1,725,908,666
Repurchase of shares		(74,897,499)	(74,897,499)
Issuance of stock awards and exercise of stock options		2,601,817	2,601,817
Balances, December 31, 2012	2,109,316,331	(455,703,347)	1,653,612,984
Repurchase of shares		(67,231,392)	(67,231,392)
Issuance of stock awards and exercise of stock options		2,620,820	2,620,820
Balances, December 31, 2013	2,109,316,331	(520,313,919)	1,589,002,412
Repurchase of shares		(45,206,473)	(45,206,473)
Issuance of stock awards and exercise of stock options		3,103,757	3,103,757
Balances, December 31, 2014	2,109,316,331	(562,416,635)	1,546,899,696

On May 1, 2010, PMI commenced a $12.0 billion three-year share repurchase program. On July 31, 2012, PMI completed, ahead of schedule, the $12.0 billion share repurchase program, which resulted in the purchase of 179.1 million shares at an average price of $66.99 per share. On August 1, 2012, PMI commenced a three-year $18 billion share repurchase program that was authorized by PMI's Board of Directors in June 2012. From August 1, 2012, through December 31, 2014, PMI repurchased 144.6 million shares of its common stock at a cost of $12.7 billion, or $87.48 per share, under this repurchase program. During 2014, 2013 and 2012, PMI repurchased $3.8 billion, $6.0 billion and $6.5 billion, respectively, of its common stock.

At December 31, 2014, 32,540,541 shares of common stock were reserved for stock awards under PMI’s stock plans, and 250 million shares of preferred stock, without par value, were authorized but unissued. PMI currently has no plans to issue any shares of preferred stock.

Note 9.

Stock Plans:

Performance Incentive Plan and Stock Compensation Plan for Non-Employee Directors

In May 2012, PMI's stockholders approved the Philip Morris International Inc. 2012 Performance Incentive Plan (the "2012 Plan"). The 2012 Plan replaced the 2008 Performance Incentive Plan (the "2008 Plan"), and, as a result, there will be no additional grants under the 2008 Plan. Under the 2012 Plan, PMI may grant to eligible employees restricted stock, restricted stock units and deferred stock units, performance-based cash incentive awards and performance-based equity awards. While the 2008 Plan authorized incentive stock options, non-qualified stock options and stock appreciation rights, the 2012 Plan does not authorize any stock options or stock appreciation rights. Up to 30 million shares of PMI’s common stock may be issued under the 2012 Plan. At December 31, 2014, shares available for grant under the 2012 Plan were 24,785,260.

In 2008, PMI adopted the Philip Morris International Inc. 2008 Stock Compensation Plan for Non-Employee Directors (the “Non-Employee Directors Plan”). A non-employee director is defined as a member of the PMI Board of Directors who is not a full-time employee of PMI or of any corporation in which PMI owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation. Up to 1 million shares of PMI common stock may be awarded under the Non-Employee Directors Plan. As of December 31, 2014, shares available for grant under the plan were 715,904.

Restricted and Deferred Stock Awards

PMI may grant restricted stock and deferred stock awards to eligible employees; recipients may not sell, assign, pledge or otherwise encumber such shares or awards. Such shares or awards are subject to forfeiture if certain employment conditions are not met. Restricted stock and deferred stock awards generally vest on the third anniversary of the grant date. Shares of restricted stock carry voting and dividend rights. Deferred stock awards carry no such rights, although they do earn dividend equivalents.

During 2014, the activity for restricted stock and deferred stock awards was as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Balance at January 1, 2014	8,819,300	$75.05
Granted	2,426,350	77.79
Vested	(3,974,560)	64.10
Forfeited	(231,713)	81.91
Balance at December 31, 2014	7,039,377	$81.94

The weighted-average grant date fair value of the restricted stock and deferred stock awards granted to PMI employees during the years ended December 31, 2014, 2013 and 2012, was $189 million, $246 million and $258 million, or $77.79, $88.43 and $79.59 per restricted or deferred share, respectively. The fair value of the restricted stock and deferred stock awards at the date of grant is amortized to expense ratably over the restriction period. PMI recorded compensation expense for the restricted and deferred stock awards of $210 million, $220 million and $242 million for the years ended December 31, 2014, 2013 and 2012, respectively. During the first quarter of 2012, compensation expense included approximately $27 million of accelerated expense primarily associated with employees approaching or reaching certain age milestones that accelerate the vesting. As of December 31, 2014, PMI had $186 million of total unrecognized compensation costs related to non-vested restricted and deferred stock awards. These costs are expected to be recognized over a weighted-average period of two years, subject to earlier vesting on death or disability or normal retirement, or separation from employment by mutual agreement after reaching age 58.

During the year ended December 31, 2014, 4.0 million shares of PMI restricted and deferred stock awards vested. The grant date fair value of all the vested shares was approximately $255 million. The total fair value of the awards that vested in 2014 was approximately $320 million.

During the year ended December 31, 2013, 3.3 million shares of PMI restricted and deferred stock awards vested. The grant date fair value of all the vested shares was approximately $164 million. The total fair value of the awards that vested in 2013 was approximately $296 million.

During the year ended December 31, 2012, 3.7 million shares of PMI restricted and deferred stock awards vested. The grant date fair value of all the vested shares was approximately $148 million. The total fair value of the awards that vested in 2012 was approximately $298 million.

Stock Option Awards

At December 31, 2014, PMI had no shares subject to option remaining under the 2008 Plan. The activity during 2014 was as follows:

	Shares Subject to Option	Weighted- Average Exercise Price
Balance at January 1, 2014	22,714	$28.38
Options exercised	(22,714)	28.38
Options cancelled	—	—
Balance at December 31, 2014	—	$—
For the years ended December 31, 2014, 2013 and 2012, the total intrinsic value of PMI stock options exercised was $1 million, $1 million and $2 million, respectively.

Note 10.

Earnings per Share:

Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and therefore are included in PMI’s earnings per share calculation pursuant to the two-class method.

Basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Net earnings attributable to PMI	$7,493	$8,576	$8,800
Less distributed and undistributed earnings attributable to share-based payment awards	34	45	48
Net earnings for basic and diluted EPS	$7,459	$8,531	$8,752
Weighted-average shares for basic and diluted EPS	1,566	1,622	1,692

For the 2014, 2013 and 2012 computations, there were no antidilutive stock options.

Note 11.

Income Taxes:

Earnings before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2014, 2013 and 2012:

(in millions)	2014	2013	2012
Earnings before income taxes	$10,650	$12,542	$13,004
Provision for income taxes:
United States federal and state:
Current	$(56)	$247	$226
Deferred	162	(5)	(61)
Total United States	106	242	165
Outside United States:
Current	3,215	3,451	3,855
Deferred	(224)	(23)	(187)
Total outside United States	2,991	3,428	3,668
Total provision for income taxes	$3,097	$3,670	$3,833

United States income tax is primarily attributable to repatriation costs.

At December 31, 2014, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $23 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. These earnings have been or will be invested to support the growth of PMI's international business. Further, PMI does not foresee a need to repatriate these earnings to the U.S. since its U.S. cash requirements are supported by distributions from foreign entities of earnings that have not been designated as permanently reinvested and existing credit facilities. Repatriation of earnings from foreign subsidiaries for which PMI has asserted that the earnings are permanently reinvested would result in additional U.S. income and foreign withholding taxes. The determination of the amount of deferred tax related to these earnings is not practicable due to the complexity of the U.S. foreign tax credit regime, as well as differences between earnings determined for book and tax purposes mainly resulting from intercompany transactions, purchase accounting and currency fluctuations.

On March 28, 2008, PMI entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) with Altria. The Tax Sharing Agreement generally governs PMI’s and Altria’s respective rights, responsibilities and obligations for pre-distribution periods and for potential taxes on the spin-off of PMI by Altria. With respect to any potential tax resulting from the spin-off of PMI by Altria, responsibility for the tax will be allocated to the party that acted (or failed to act) in a manner that resulted in the tax.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2014	2013	2012
Balance at January 1,	$114	$124	$104
Additions based on tax positions related to the current year	20	15	9
Additions for tax positions of previous years	11	3	309
Reductions for tax positions of prior years	(3)	(2)	(1)
Reductions due to lapse of statute of limitations	(8)	(16)	—
Settlements	(3)	(10)	(297)
Other	(8)	—	—
Balance at December 31,	$123	$114	$124

During 2012, PMI recorded additions to the unrecognized tax benefits liability for tax positions of previous years of $309 million. Included in this amount is $287 million, which is related to the conclusion of the IRS examination of Altria's consolidated tax returns for the years 2004-2006. The settlement with the IRS resulted in a reduction of the unrecognized tax benefits liability of $296 million in the same period (reflected in the $297 million of settlements in the table above). After consideration of the impact of the settlement on repatriation costs for subsequent tax years as well as interest costs, the net impact on the 2012 effective tax rate was $79 million, as noted below.

Unrecognized tax benefits and PMI’s liability for contingent income taxes, interest and penalties were as follows:

(in millions)	December 31, 2014	December 31, 2013	December 31, 2012
Unrecognized tax benefits	$123	$114	$124
Accrued interest and penalties	40	24	37
Tax credits and other indirect benefits	(54)	(56)	(72)
Liability for tax contingencies	$109	$82	$89

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $71 million at December 31, 2014. The remainder, if recognized, would principally affect deferred taxes.

For the years ended December 31, 2014, 2013 and 2012, PMI recognized (expense) income in its consolidated statements of earnings of $(19) million, $10 million and $(65) million, respectively, related to interest and penalties.

PMI is regularly examined by tax authorities around the world and is currently under examination in a number of jurisdictions. The U.S. federal statute of limitations remains open for the years 2007 and onward. Foreign and U.S. state jurisdictions have statutes of limitations generally ranging from three to five years. Years still open to examination by foreign tax authorities in major jurisdictions include Germany (2011 onward), Indonesia (2008 onward), Russia (2012 onward) and Switzerland (2013 onward).

It is reasonably possible that within the next 12 months certain tax examinations will close, which could result in a change in unrecognized tax benefits, along with related interest and penalties. An estimate of any possible change cannot be made at this time.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
Foreign rate differences	(11.2)	(12.2)	(11.8)
Dividend repatriation cost	5.0	6.6	6.0
Other	0.3	(0.1)	0.3
Effective tax rate	29.1%	29.3%	29.5%

The 2014 effective tax rate decreased 0.2 percentage points to 29.1%. Excluding the 2013 special tax items described below, the change in the effective tax rate for the year ended December 31, 2014, was primarily due to earnings mix by taxing jurisdiction and repatriation cost differences.

The American Taxpayer Relief Act of 2012 (the “Act”) was enacted on January 2, 2013. Included in the Act were extensions through 2013 of several expired or expiring temporary business tax provisions, commonly referred to as “extenders.” The tax impact of new legislation is recognized in the reporting period in which it is enacted. Therefore, PMI recognized the impact of the Act, which was $17 million of expense, in the consolidated financial statements in the first quarter of 2013.

The 2013 effective tax rate decreased 0.2 percentage points to 29.3%. The 2013 effective tax rate was unfavorably impacted by the additional expense associated with the Act ($17 million) and the enactment of tax law changes in Mexico ($14 million). Excluding these special tax items, the change in the effective tax rate for the year ended December 31, 2013, was primarily due to earnings mix by taxing jurisdiction and repatriation cost differences.

The 2012 effective tax rate increased 0.4 percentage points to 29.5%. The 2012 effective tax rate was unfavorably impacted by an additional income tax provision of $79 million following the conclusion of the IRS examination of Altria's consolidated tax returns for the years 2004-2006, partially offset by a $40 million benefit from a tax accounting method change in Germany. Prior to March 28, 2008, PMI was a wholly owned subsidiary of Altria.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following:

	At December 31,
(in millions)	2014	2013
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$274	$264
Accrued pension costs	247	135
Inventory	198	170
Accrued liabilities	147	139
Foreign exchange	—	146
Other	162	144
Total deferred income tax assets	1,028	998
Deferred income tax liabilities:
Trade names	(677)	(738)
Property, plant and equipment	(260)	(311)
Unremitted earnings	(559)	(735)
Foreign exchange	(348)	—
Total deferred income tax liabilities	(1,844)	(1,784)
Net deferred income tax liabilities	$(816)	$(786)

Note 12.

Segment Reporting:

PMI’s subsidiaries and affiliates are engaged in the manufacture and sale of cigarettes, other tobacco products and other nicotine-containing products in markets outside of the United States of America. Reportable segments for PMI are organized and managed by geographic region. PMI’s reportable segments are European Union; Eastern Europe, Middle East & Africa; Asia; and Latin America & Canada. PMI records net revenues and operating companies income to its segments based upon the geographic area in which the customer resides.

PMI’s management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. Interest expense, net, and provision for income taxes are centrally managed; accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. Information about total assets by segment is not disclosed because such information is not reported to or used by PMI’s chief operating decision maker. Segment goodwill and other intangible assets, net, are disclosed in Note 3. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Net revenues:
European Union	$29,058	$28,303	$27,338
Eastern Europe, Middle East & Africa	21,928	20,695	19,272
Asia	19,255	20,987	21,071
Latin America & Canada	9,865	10,044	9,712
Net revenues(1)	$80,106	$80,029	$77,393

(1) Total net revenues attributable to customers located in Germany, PMI’s largest market in terms of net revenues, were $8.3 billion, $7.8 billion and $7.7 billion for the years ended December 31, 2014, 2013 and 2012, respectively.

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Earnings before income taxes:
Operating companies income:
European Union	$3,727	$4,238	$4,187
Eastern Europe, Middle East & Africa	4,121	3,779	3,726
Asia	3,187	4,622	5,197
Latin America & Canada	1,030	1,134	1,043
Amortization of intangibles	(93)	(93)	(97)
General corporate expenses	(165)	(187)	(210)
Less:
Equity (income)/loss in unconsolidated subsidiaries, net	(105)	22	17
Operating income	11,702	13,515	13,863
Interest expense, net	(1,052)	(973)	(859)
Earnings before income taxes	$10,650	$12,542	$13,004

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Depreciation expense:
European Union	$198	$190	$181
Eastern Europe, Middle East & Africa	220	227	211
Asia	278	277	315
Latin America & Canada	90	85	84
	786	779	791
Other	10	10	10
Total depreciation expense	$796	$789	801

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Capital expenditures:
European Union	$519	$480	$391
Eastern Europe, Middle East & Africa	234	247	197
Asia	272	317	277
Latin America & Canada	125	156	127
	1,150	1,200	992
Other	3	—	64
Total capital expenditures	$1,153	$1,200	$1,056

	At December 31,
(in millions)	2014	2013	2012
Long-lived assets:
European Union	$3,167	$3,403	$3,065
Eastern Europe, Middle East & Africa	911	1,265	1,215
Asia	1,838	1,758	1,824
Latin America & Canada	704	759	719
	6,620	7,185	6,823
Other	269	208	139
Total long-lived assets	$6,889	$7,393	$6,962

Long-lived assets consist of non-current assets other than goodwill; other intangible assets, net; deferred tax assets, and investments in unconsolidated subsidiaries. PMI’s largest market in terms of long-lived assets is Switzerland. Total long-lived assets located in Switzerland, which is reflected in the European Union segment above, were $1.0 billion, $1.1 billion and $1.1 billion at December 31, 2014, 2013 and 2012, respectively.

Items affecting the comparability of results from operations were as follows:

•	Asset Impairment and Exit Costs - See Note 5. Asset Impairment and Exit Costs for a breakdown of asset impairment and exit costs by segment.

•	Acquisitions and Other Business Arrangements - For further details, see Note 6. Acquisitions and Other Business Arrangements.

Note 13.

Benefit Plans:

Pension coverage for employees of PMI’s subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, PMI provides health care and other benefits to substantially all U.S. retired employees and certain non-U.S. retired employees. In general, health care benefits for non-U.S. retired employees are covered through local government plans.

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of PMI’s pension plans at December 31, 2014 and 2013, were as follows:

	U.S. Plans		Non-U.S. Plans
(in millions)	2014	2013	2014	2013
Benefit obligation at January 1,	$364	$383	$6,893	$7,262
Service cost	5	7	211	255
Interest cost	17	16	205	169
Benefits paid	(23)	(13)	(245)	(156)
Termination, settlement and curtailment	(1)	—	(73)	(3)
Assumption changes	76	(45)	1,368	(894)
Actuarial losses (gains)	—	16	16	76
Currency	—	—	(777)	141
Other	—	—	40	43
Benefit obligation at December 31,	438	364	7,638	6,893
Fair value of plan assets at January 1,	305	284	6,566	5,627
Actual return on plan assets	19	33	620	731
Employer contributions	11	1	180	149
Employee contributions	—	—	42	47
Benefits paid	(23)	(13)	(245)	(156)
Termination, settlement and curtailment	—	—	(37)	(2)
Currency	—	—	(716)	170
Fair value of plan assets at December 31,	312	305	6,410	6,566
Net pension liability recognized at December 31,	$(126)	$(59)	$(1,228)	$(327)

At December 31, 2014 and 2013, the Swiss pension plan represented 56% and 58% of the non-U.S. benefit obligation, respectively, and approximately 60% of the non-U.S. fair value of plan assets, respectively.

At December 31, 2014 and 2013, the combined U.S. and non-U.S. pension plans resulted in a net pension liability of $1,354 million and $386 million, respectively. These amounts were recognized in PMI’s consolidated balance sheets at December 31, 2014 and 2013, as follows:

(in millions)	2014	2013
Other assets	$42	$151
Accrued liabilities — employment costs	(55)	(55)
Long-term employment costs	(1,341)	(482)
	$(1,354)	$(386)

The accumulated benefit obligation, which represents benefits earned to date, for the U.S. pension plans was $411 million and $339 million at December 31, 2014 and 2013, respectively. The accumulated benefit obligation for non-U.S. pension plans was $7,082 million and $6,257 million at December 31, 2014 and 2013, respectively.

For U.S. pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $438 million, $411 million and $312 million, respectively, as of December 31, 2014. The projected benefit obligation and accumulated benefit obligation were $86 million and $77 million, respectively, as of December 31, 2013. The underfunding relates to plans for salaried employees that cannot be funded under IRS regulations. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $6,130 million, $5,745 million, and $4,974 million, respectively, as of December 31, 2014, and $1,429 million, $1,295 million, and $1,034 million, respectively, as of December 31, 2013.

The following weighted-average assumptions were used to determine PMI’s benefit obligations at December 31:

	U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013
Discount rate	3.95%	4.80%	1.92%	3.09%
Rate of compensation increase	3.00	3.00	2.06	2.34

The discount rate for the largest U.S. and non-U.S. plans is based on a yield curve constructed from a portfolio of high quality corporate bonds that produces a cash flow pattern equivalent to each plan’s expected benefit payments.  The discount rate for the remaining non-U.S. plans is developed from local bond indices that match local benefit obligations as closely as possible.

Components of Net Periodic Benefit Cost

Net periodic pension cost consisted of the following for the years ended December 31, 2014, 2013 and 2012:

	U.S. Plans			Non-U.S. Plans
(in millions)	2014	2013	2012	2014	2013	2012
Service cost	$5	$7	$6	$211	$255	$189
Interest cost	17	16	16	205	169	189
Expected return on plan assets	(16)	(16)	(15)	(357)	(347)	(320)
Amortization:
Net losses	6	11	9	115	205	120
Prior service cost	1	1	1	5	9	9
Net transition obligation	—	—	—	—	—	1
Termination, settlement and curtailment	5	—	2	1	1	—
Net periodic pension cost	$18	$19	$19	$180	$292	$188

Termination, settlement and curtailment charges were due primarily to early retirement programs.

For the combined U.S. and non-U.S. pension plans, the estimated net loss and prior service cost that are expected to be amortized from accumulated other comprehensive earnings into net periodic benefit cost during 2015 are $198 million and $5 million, respectively.

The following weighted-average assumptions were used to determine PMI’s net pension cost:

	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Discount rate	4.80%	4.05%	4.50%	3.09%	2.38%	3.40%
Expected rate of return on plan assets	5.70	5.70	5.70	5.63	6.11	6.21
Rate of compensation increase	3.00	3.50	3.50	2.34	2.61	2.66

PMI’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

PMI and certain of its subsidiaries sponsor defined contribution plans. Amounts charged to expense for defined contribution plans totaled $62 million, $69 million and $66 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Plan Assets

PMI’s investment strategy for U.S. and non-U.S. plans is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the target allocation of PMI’s plan assets is broadly characterized as approximately a 60%/40% split between equity and debt securities. The strategy primarily utilizes indexed U.S. equity securities, international equity securities and investment-grade debt securities. PMI’s plans have no investments in hedge funds, private equity or derivatives. PMI attempts to mitigate investment risk by rebalancing between equity and debt asset classes once a year or as PMI’s contributions and benefit payments are made.

The fair value of PMI’s pension plan assets at December 31, 2014 and 2013, by asset category was as follows:

Asset Category (in millions)	At December 31, 2014	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$286	$286	$—	$—
Equity securities:
U.S. securities	136	136	—	—
International securities	418	418	—	—
Investment funds(a)	5,558	3,689	1,869	—
International government bonds	293	293	—	—
Other	31	31	—	—
Total	$6,722	$4,853	$1,869	$—

(a) Investment funds whose objective seeks to replicate the returns and characteristics of specified market indices (primarily MSCI — Europe, Switzerland, North America, Asia Pacific, Japan; Russell 3000; S&P 500 for equities, and Citigroup EMU and Barclays Capital U.S. for bonds), primarily consist of mutual funds, common trust funds and commingled funds. Of these funds, 61% are invested in U.S. and international equities; 22% are invested in U.S. and international government bonds; 9% are invested in real estate and other money markets, and 8% are invested in corporate bonds.

Asset Category (in millions)	At December 31, 2013	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$608	$608	$—	$—
Equity securities:
U.S. securities	119	119	—	—
International securities	1,280	1,280	—	—
Investment funds(a)	4,508	2,805	1,703	—
International government bonds	317	313	4	—
Corporate bonds	2	2	—	—
Other	37	37	—	—
Total	$6,871	$5,164	$1,707	$—
(a) Investment funds whose objective seeks to replicate the returns and characteristics of specified market indices (primarily MSCI — Europe, Switzerland, North America, Asia Pacific, Japan; Russell 3000; S&P 500 for equities, and Citigroup EMU and Barclays Capital U.S. for bonds), primarily consist of mutual funds, common trust funds and commingled funds. Of these funds, 61% were invested in U.S. and international equities; 24% were invested in U.S. and international government bonds; 8% were invested in corporate bonds, and 7% were invested in real estate and other money markets.

See Note 16. Fair Value Measurements for a discussion of the fair value of pension plan assets.

PMI makes, and plans to make, contributions to the extent that they are tax deductible and to meet specific funding requirements of its funded U.S. and non-U.S. plans. Currently, PMI anticipates making contributions of approximately $144 million in 2015 to its pension plans, based on current tax and benefit laws. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest rates.

The estimated future benefit payments from PMI pension plans at December 31, 2014, are as follows:

(in millions)	U.S. Plans	Non-U.S. Plans
2015	$50	$263
2016	19	244
2017	21	251
2018	19	265
2019	25	271
2020 - 2024	120	1,572
Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2014, 2013 and 2012:

	U.S. Plans			Non-U.S. Plans
(in millions)	2014	2013	2012	2014	2013	2012
Service cost	$2	$3	$2	$2	$2	$2
Interest cost	5	5	5	5	5	5
Amortization:
Net losses	1	3	2	1	2	1
Prior service cost	(1)	—	—	—	—	—
Net postretirement health care costs	$7	$11	$9	$8	$9	$8

The following weighted-average assumptions were used to determine PMI’s net postretirement health care costs for the years ended December 31, 2014, 2013 and 2012:

	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Discount rate	4.95%	4.05%	4.50%	5.07%	4.59%	5.45%
Health care cost trend rate	7.00	7.50	7.50	6.14	6.46	6.55

PMI’s postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2014 and 2013, were as follows:

	U.S. Plans		Non-U.S. Plans
(in millions)	2014	2013	2014	2013
Accumulated postretirement benefit obligation at January 1,	$113	$132	$100	$113
Service cost	2	3	2	2
Interest cost	5	5	5	5
Benefits paid	(5)	(5)	(5)	(5)
Assumption changes	24	(23)	13	(5)
Actuarial (gains) losses	(2)	1	—	(3)
Plan changes	—	—	—	(1)
Termination, settlement and curtailment	(2)	—	—	—
Currency	—	—	(12)	(6)
Accumulated postretirement benefit obligation at December 31,	$135	$113	$103	$100

The current portion of PMI’s accrued postretirement health care costs of $10 million and $11 million at December 31, 2014 and December 31, 2013, respectively, is included in accrued employment costs on the consolidated balance sheet.

The following weighted-average assumptions were used to determine PMI’s postretirement benefit obligations at December 31, 2014 and 2013:

	U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013
Discount rate	4.10%	4.95%	4.28%	5.07%
Health care cost trend rate assumed for next year	7.00	7.00	6.03	6.14
Ultimate trend rate	5.00	5.00	4.91	4.87
Year that rate reaches the ultimate trend rate	2019	2018	2029	2029

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care trend rates would have the following effects as of December 31, 2014:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total service and interest cost	23.0%	(17.7)%
Effect on postretirement benefit obligation	17.0	(19.9)

PMI’s estimated future benefit payments for its postretirement health care plans at December 31, 2014, are as follows:

(in millions)	U.S. Plans	Non-U.S. Plans
2015	$5	$5
2016	6	4
2017	6	4
2018	6	4
2019	6	4
2020 - 2024	33	23

Postemployment Benefit Plans

PMI and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following:

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Service cost	$38	$34	$30
Interest cost	26	20	22
Amortization of net loss	66	60	53
Other expense	421	84	75
Net postemployment costs	$551	$198	$180

During 2014, 2013 and 2012, certain salaried employees left PMI under separation programs. These programs resulted in incremental postemployment costs, which are included in other expense, above.

The estimated net loss for the postemployment benefit plans that will be amortized from accumulated other comprehensive losses into net postemployment costs during 2015 is approximately $68 million.

The changes in the benefit obligations of the plans at December 31, 2014 and 2013, were as follows:

(in millions)	2014	2013
Accrued postemployment costs at January 1,	$763	$682
Service cost	38	34
Interest cost	26	20
Benefits paid	(279)	(173)
Actuarial losses	126	109
Other	323	91
Accrued postemployment costs at December 31,	$997	$763

The accrued postemployment costs were determined using a weighted-average discount rate of 3.7% and 4.3% in 2014 and 2013, respectively; an assumed ultimate annual weighted-average turnover rate of 2.2% and 2.2% in 2014 and 2013, respectively; assumed compensation cost increases of 2.2% in 2014 and 2.8% in 2013, and assumed benefits as defined in the respective plans. In accordance with local regulations, certain postemployment plans are funded. As a result, the accrued postemployment costs shown above are presented net of the related assets of $28 million and $33 million at December 31, 2014 and 2013, respectively. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Comprehensive Earnings (Losses)

The amounts recorded in accumulated other comprehensive losses at December 31, 2014, consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net losses	$(2,760)	$(77)	$(721)	$(3,558)
Prior service cost	(45)	6	—	(39)
Net transition obligation	(6)	—	—	(6)
Deferred income taxes	342	25	216	583
Losses to be amortized	$(2,469)	$(46)	$(505)	$(3,020)

The amounts recorded in accumulated other comprehensive losses at December 31, 2013, consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net losses	$(1,746)	$(47)	$(661)	$(2,454)
Prior service cost	(51)	7	—	(44)
Net transition obligation	(6)	—	—	(6)
Deferred income taxes	245	14	199	458
Losses to be amortized	$(1,558)	$(26)	$(462)	$(2,046)

The amounts recorded in accumulated other comprehensive losses at December 31, 2012, consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net losses	$(3,199)	$(82)	$(612)	$(3,893)
Prior service cost	(60)	7	—	(53)
Net transition obligation	(7)	—	—	(7)
Deferred income taxes	377	26	185	588
Losses to be amortized	$(2,889)	$(49)	$(427)	$(3,365)

The movements in other comprehensive earnings (losses) during the year ended December 31, 2014, were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$121	$2	$66	$189
Prior service cost	6	(1)	—	5
Net transition obligation	—	—	—	—
Other income/expense:
Net losses	14	2	—	16
Prior service cost	5	—	—	5
Deferred income taxes	(21)	(1)	(20)	(42)
	125	2	46	173
Other movements during the year:
Net losses	(1,149)	(34)	(126)	(1,309)
Prior service cost	(5)	—	—	(5)
Net transition obligation	—	—	—	—
Deferred income taxes	118	12	37	167
	(1,036)	(22)	(89)	(1,147)
Total movements in other comprehensive earnings (losses)	$(911)	$(20)	$(43)	$(974)

The movements in other comprehensive earnings (losses) during the year ended December 31, 2013, were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$216	$5	$60	$281
Prior service cost	10	—	—	10
Net transition obligation	—	—	—	—
Other income/expense:
Net losses	1	—	—	1
Deferred income taxes	(29)	(2)	(18)	(49)
	198	3	42	243
Other movements during the year:
Net losses	1,236	30	(109)	1,157
Prior service cost	(1)	—	—	(1)
Net transition obligation	1	—	—	1
Deferred income taxes	(103)	(10)	32	(81)
	1,133	20	(77)	1,076
Total movements in other comprehensive earnings (losses)	$1,331	$23	$(35)	$1,319

The movements in other comprehensive earnings (losses) during the year ended December 31, 2012, were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$129	$3	$53	$185
Prior service cost	10	—	—	10
Net transition obligation	1	—	—	1
Other income/expense:
Net losses	4	—	—	4
Deferred income taxes	(20)	(1)	(16)	(37)
	124	2	37	163
Other movements during the year:
Net losses	(931)	(31)	(129)	(1,091)
Prior service cost	—	4	—	4
Deferred income taxes	98	8	38	144
	(833)	(19)	(91)	(943)
Total movements in other comprehensive losses	$(709)	$(17)	$(54)	$(780)

Note 14.

Additional Information:

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Research and development expense	$433	$449	$415
Advertising expense	$439	$435	$483
Interest expense	$1,170	$1,104	$1,007
Interest income	(118)	(131)	(148)
Interest expense, net	$1,052	$973	$859
Rent expense	$336	$334	$318

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2014, were as follows:

(in millions)
2015	$197
2016	144
2017	97
2018	67
2019	42
Thereafter	193
$740

Note 15.

Financial Instruments:

Overview

PMI operates in markets outside of the United States of America, with manufacturing and sales facilities in various locations around the world. PMI utilizes certain financial instruments to manage foreign currency and interest rate exposure. Derivative financial instruments are used by PMI principally to reduce exposures to market risks resulting from fluctuations in foreign currency exchange and interest rates by creating offsetting exposures. PMI is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. PMI formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction would not occur, the gain or loss would be recognized in earnings. PMI reports its net transaction gains or losses in marketing, administration and research costs on the consolidated statements of earnings.

PMI uses deliverable and non-deliverable forward foreign exchange contracts, foreign currency swaps and foreign currency options, collectively referred to as foreign exchange contracts ("foreign exchange contracts"), and interest rate contracts to mitigate its exposure to changes in exchange and interest rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which PMI is exposed include the Australian dollar, Euro, Indonesian rupiah, Japanese yen, Mexican peso, Russian ruble, Swiss franc and Turkish lira. At December 31, 2014 and 2013, PMI had contracts with aggregate notional amounts of $21.9 billion and $16.8 billion, respectively. Of the $21.9 billion aggregate notional amount at December 31, 2014, $2.2 billion related to cash flow hedges, $4.3 billion related to hedges of net investments in foreign operations and $15.4 billion related to other derivatives that primarily offset currency exposures on intercompany financing. Of the $16.8 billion aggregate notional amount at December 31, 2013, $2.3 billion related to cash flow hedges, $3.3 billion related to hedges of net investments in foreign operations and $11.2 billion related to other derivatives that primarily offset currency exposures on intercompany financing.

The fair value of PMI’s foreign exchange contracts included in the consolidated balance sheet as of December 31, 2014 and 2013, were as follows:

	Asset Derivatives			Liability Derivatives
		Fair Value			Fair Value
(in millions)	Balance Sheet Classification	2014	2013	Balance Sheet Classification	2014	2013
Foreign exchange contracts designated as hedging instruments	Other current assets	$248	$111	Other accrued liabilities	$—	$44
	Other assets	122	—	Other liabilities	25	46
Foreign exchange contracts not designated as hedging instruments	Other current assets	34	42	Other accrued liabilities	126	12

	Other assets	2	—	Other liabilities	—	14
Total derivatives		$406	$153		$151	$116

Hedging activities, which represent movement in derivatives as well as the respective underlying transactions, had the following effect on PMI’s consolidated statements of earnings and other comprehensive earnings:

	For the Year Ended December 31, 2014
(in millions)	Cash Flow Hedges	Net Investment Hedges	Other Derivatives	Income Taxes	Total
Gain (Loss)
Statement of Earnings:
Net revenues	$115		$—		$115
Cost of sales	—		—		—
Marketing, administration and research costs	(28)		—		(28)
Operating income	87		—		87
Interest expense, net	(39)		(4)		(43)
Earnings before income taxes	48		(4)		44
Provision for income taxes	(10)		2		(8)
Net earnings attributable to PMI	$38		$(2)		$36

Other Comprehensive Earnings/(Losses):
Gains transferred to earnings	$(48)			$10	$(38)
Recognized gains	111			(13)	98
Net impact on equity	$63			$(3)	$60
Currency translation adjustments		$269		$(91)	$178

	For the Year Ended December 31, 2013
(in millions)	Cash Flow Hedges	Net Investment Hedges	Other Derivatives	Income Taxes	Total
Gain (Loss)
Statement of Earnings:
Net revenues	$319		$—		$319
Cost of sales	6		—		6
Marketing, administration and research costs	—		1		1
Operating income	325		1		326
Interest expense, net	(56)		3		(53)
Earnings before income taxes	269		4		273
Provision for income taxes	(34)		2		(32)
Net earnings attributable to PMI	$235		$6		$241

Other Comprehensive Earnings/(Losses):
Gains transferred to earnings	$(269)			$34	$(235)
Recognized gains	236			(30)	206
Net impact on equity	$(33)			$4	$(29)
Currency translation adjustments		$(79)		$27	$(52)

	For the Year Ended December 31, 2012
(in millions)	Cash Flow Hedges	Net Investment Hedges	Other Derivatives	Income Taxes	Total
Gain (Loss)
Statement of Earnings:
Net revenues	$66		$—		$66
Cost of sales	19		—		19
Marketing, administration and research costs	—		—		—
Operating income	85		—		85
Interest expense, net	(60)		14		(46)
Earnings before income taxes	25		14		39
Provision for income taxes	(3)		1		(2)
Net earnings attributable to PMI	$22		$15		$37

Other Comprehensive Earnings/(Losses):
Gains transferred to earnings	$(25)			$3	$(22)
Recognized gains	113			(14)	99
Net impact on equity	$88			$(11)	$77
Currency translation adjustments		$(19)		$5	$(14)

Each type of hedging activity is described in greater detail below.

Cash Flow Hedges

PMI has entered into foreign exchange contracts to hedge foreign currency exchange risk related to certain forecasted transactions. The effective portion of gains and losses associated with qualifying cash flow hedge contracts is deferred as a component of accumulated other comprehensive losses until the underlying hedged transactions are reported in PMI’s consolidated statements of earnings. During the years ended December 31, 2014, 2013 and 2012, ineffectiveness related to cash flow hedges was not material. As of December 31,

2014, PMI has hedged forecasted transactions for periods not exceeding the next 12 months with the exception of one foreign exchange contract that expires in May 2024. The impact of these hedges is primarily included in operating cash flows on PMI’s consolidated statement of cash flows.

For the years ended December 31, 2014, 2013 and 2012, foreign exchange contracts that were designated as cash flow hedging instruments impacted the consolidated statements of earnings and comprehensive earnings as follows:

(pre-tax, in millions)	For the Years Ended December 31,
Derivatives in Cash Flow Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) Reclassified from Other Comprehensive Earnings/(Losses) into Earnings	Amount of Gain/(Loss) Reclassified from Other Comprehensive Earnings/(Losses) into Earnings			Amount of Gain/(Loss) Recognized in Other Comprehensive Earnings/(Losses) on Derivatives
		2014	2013	2012	2014	2013	2012
Foreign exchange contracts					$111	$236	$113
	Net revenues	$115	$319	$66
	Cost of sales	—	6	19
	Marketing, administration and research costs	(28)	—	—
	Interest expense, net	(39)	(56)	(60)
Total		$48	$269	$25	$111	$236	$113

Hedges of Net Investments in Foreign Operations

PMI designates certain foreign currency denominated debt and foreign exchange contracts as net investment hedges of its foreign operations. For the years ended December 31, 2014, 2013 and 2012, these hedges of net investments resulted in gains/(losses), net of income taxes, of $952 million, $(285) million and $(95) million, respectively. These gains/(losses) were reported as a component of accumulated other comprehensive losses within currency translation adjustments. For the years ended December 31, 2014, 2013 and 2012, ineffectiveness related to net investment hedges was not material. Other investing cash flows on PMI’s consolidated statements of cash flows include the premiums paid for, and settlements of, net investment hedges.
For the years ended December 31, 2014, 2013 and 2012, foreign exchange contracts that were designated as net investment hedging instruments impacted the consolidated statements of earnings and comprehensive earnings as follows:

(pre-tax, in millions)	For the Years Ended December 31,
Derivatives in Net Investment Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) Reclassified from Other Comprehensive Earnings/(Losses) into Earnings	Amount of Gain/(Loss) Reclassified from Other Comprehensive Earnings/(Losses) into Earnings			Amount of Gain/(Loss) Recognized in Other Comprehensive Earnings/(Losses) on Derivatives
		2014	2013	2012	2014	2013	2012
Foreign exchange contracts					$269	$(79)	$(19)
	Interest expense, net	$—	$—	$—

Other Derivatives

PMI has entered into foreign exchange contracts to hedge the foreign currency exchange and interest rate risks related to intercompany loans between certain subsidiaries, and third-party loans. While effective as economic hedges, no hedge accounting is applied for these contracts; therefore, the unrealized gains (losses) relating to these contracts are reported in PMI’s consolidated statement of earnings. For the years ended December 31, 2014, 2013 and 2012, the gains/(losses) from contracts for which PMI did not apply hedge accounting were $(481) million, $99 million and $102 million, respectively. The gains/(losses) from these contracts substantially offset the losses and gains generated by the underlying intercompany and third-party loans being hedged.

As a result, for the years ended December 31, 2014, 2013 and 2012, these items impacted the consolidated statement of earnings as follows:

(pre-tax, in millions)
Derivatives not Designated as Hedging Instruments	Statement of Earnings Classification of Gain/(Loss)	Amount of Gain/(Loss) Recognized in Earnings
		2014	2013	2012
Foreign exchange contracts
	Marketing, administration and research costs	$—	$1	$—
	Interest expense, net	(4)	3	14
Total		$(4)	$4	$14

Qualifying Hedging Activities Reported in Accumulated Other Comprehensive Losses

Derivative gains or losses reported in accumulated other comprehensive losses are a result of qualifying hedging activity. Transfers of these gains or losses to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive losses, net of income taxes, as follows:

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Gain as of January 1,	$63	$92	$15
Derivative gains transferred to earnings	(38)	(235)	(22)
Change in fair value	98	206	99
Gain as of December 31,	$123	$63	$92

At December 31, 2014, PMI expects $99 million of derivative gains that are included in accumulated other comprehensive losses to be reclassified to the consolidated statement of earnings within the next 12 months. These gains are expected to be substantially offset by the statement of earnings impact of the respective hedged transactions.

Contingent Features

PMI’s derivative instruments do not contain contingent features.

Credit Exposure and Credit Risk

PMI is exposed to credit loss in the event of non-performance by counterparties. While PMI does not anticipate non-performance, its risk is limited to the fair value of the financial instruments less any cash collateral received or pledged. PMI actively monitors its exposure to credit risk through the use of credit approvals and credit limits and by selecting and continuously monitoring a diverse group of major international banks and financial institutions as counterparties.

Fair Value

See Note 16. Fair Value Measurements and Note 22. Balance Sheet Offsetting for additional discussion of derivative financial instruments.

Note 16.

Fair Value Measurements:
The authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of input that may be used to measure fair value, which are as follows:

Level 1	—	Quoted prices in active markets for identical assets or liabilities;
Level 2	—
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

PMI's policy is to reflect transfers between hierarchy levels at the end of the reporting period.
Derivative Financial Instruments

PMI assesses the fair value of its foreign exchange contracts and interest rate contracts using standard valuation models that use, as their basis, readily observable market inputs. The fair value of PMI’s foreign exchange forward contracts is determined by using the prevailing foreign exchange spot rates and interest rate differentials and the respective maturity dates of the instruments. The fair value of PMI’s currency options is determined by using a Black-Scholes methodology based on foreign exchange spot rates and interest rate differentials, currency volatilities and maturity dates. PMI’s derivative financial instruments have been classified within Level 2 at December 31, 2014 and 2013. See Note 15. Financial Instruments for additional discussion of derivative financial instruments.

Pension Plan Assets

The fair value of pension plan assets, determined by using readily available quoted market prices in active markets, has been classified within Level 1 of the fair value hierarchy at December 31, 2014 and 2013. The fair value of pension plan assets determined by using quoted prices in markets that are not active has been classified within Level 2 at December 31, 2014 and 2013. See Note 13. Benefit Plans for additional discussion of pension plan assets.

Debt

The fair value of PMI’s outstanding debt, which is utilized solely for disclosure purposes, is determined using quotes and market interest rates currently available to PMI for issuances of debt with similar terms and remaining maturities. The aggregate carrying value of PMI’s debt, excluding short-term borrowings and $14 million of capital lease obligations, was $28,233 million at December 31, 2014. The aggregate carrying value of PMI’s debt, excluding short-term borrowings and $17 million of capital lease obligations, was $25,261 million at December 31, 2013. The fair value of PMI's outstanding debt, excluding the aforementioned short-term borrowings and capital lease obligations, was classified within Level 1 and Level 2 at December 31, 2014 and 2013.

Contingent Consideration

The fair value of PMI's contingent consideration relating to acquisitions is determined utilizing a discounted cash flow approach using various probability weighted scenarios. The significant unobservable inputs used in calculating the fair value of the contingent consideration includes financial performance scenarios, the probability of achieving those scenarios and the discount rate. PMI's contingent consideration has been classified within Level 3 in the table shown below. For additional information, see Note 6. Acquisitions and Other Business Arrangements.

The aggregate fair values of PMI’s derivative financial instruments, pension plan assets, debt and contingent consideration as of December 31, 2014 and 2013, were as follows:

(in millions)	Fair Value At December 31, 2014	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign exchange contracts	$406	$—	$406	$—
Pension plan assets	6,722	4,853	1,869	—
Total assets	$7,128	$4,853	$2,275	$—
Liabilities:
Debt	$30,582	$30,405	$177	$—
Foreign exchange contracts	151	—	151	—
Contingent consideration	22	—	—	22
Total liabilities	$30,755	$30,405	$328	$22

(in millions)	Fair Value At December 31, 2013	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign exchange contracts	$153	$—	$153	$—
Pension plan assets	6,871	5,164	1,707	—
Total assets	$7,024	$5,164	$1,860	$—
Liabilities:
Debt	$26,141	$25,961	$180	$—
Foreign exchange contracts	116	—	116	—
Total liabilities	$26,257	$25,961	$296	$—

Note 17.

Accumulated Other Comprehensive Losses:

PMI's accumulated other comprehensive losses, net of taxes, consisted of the following:

(Losses) Earnings	At December 31,
(in millions)	2014	2013	2012
Currency translation adjustments	$(3,929)	$(2,207)	$(331)
Pension and other benefits	(3,020)	(2,046)	(3,365)
Derivatives accounted for as hedges	123	63	92
Total accumulated other comprehensive losses	$(6,826)	$(4,190)	$(3,604)

Reclassifications from Other Comprehensive Earnings

The movements in accumulated other comprehensive losses and the related tax impact, for each of the components above, that are due to current period activity and reclassifications to the income statement are shown on the consolidated statements of comprehensive earnings for the years ended December 31, 2014, 2013, and 2012. The movement in currency translation adjustments for the year ended December 31, 2013, was also impacted by the purchase of the remaining shares of the Mexican tobacco business. In addition, $5 million and $12 million of net currency translation adjustment gains were transferred from other comprehensive earnings to marketing, administration and research costs in the consolidated statements of earnings for the years ended December 31, 2014 and 2013, respectively, upon liquidation of a subsidiary. For additional information, see Note 13. Benefit Plans and Note 15. Financial Instruments for disclosures related to PMI's pension and other benefits and derivative financial instruments.

Note 18.

Colombian Investment and Cooperation Agreement:

On June 19, 2009, PMI announced that it had signed an agreement with the Republic of Colombia, together with the Departments of Colombia and the Capital District of Bogota, to promote investment and cooperation with respect to the Colombian tobacco market and to fight counterfeit and contraband tobacco products. The Investment and Cooperation Agreement provides $200 million in funding to the Colombian governments over a 20-year period to address issues of mutual interest, such as combating the illegal cigarette trade, including the threat of counterfeit tobacco products, and increasing the quality and quantity of locally grown tobacco. As a result of the Investment and Cooperation Agreement, PMI recorded a pre-tax charge of $135 million in the operating results of the Latin America & Canada segment during the second quarter of 2009.

At December 31, 2014 and 2013, PMI had $71 million and $74 million, respectively, of discounted liabilities associated with the Colombian Investment and Cooperation Agreement. These discounted liabilities are primarily reflected in other long-term liabilities on the consolidated balance sheets and are expected to be paid through 2028.

Note 19.

RBH Legal Settlement:

On July 31, 2008, Rothmans Inc. ("Rothmans") announced the finalization of a CAD 550 million settlement (or approximately $540 million, based on the prevailing exchange rate at that time) between itself and Rothmans, Benson & Hedges Inc. ("RBH"), on the one hand, and the Government of Canada and all 10 provinces, on the other hand. The settlement resolved the Royal Canadian Mounted Police's investigation relating to products exported from Canada by RBH during the 1989-1996 period. Rothmans' sole holding was a 60% interest in RBH. The remaining 40% interest in RBH was owned by PMI.

Subsequent to the finalization of the settlement, PMI announced that it had entered into an agreement with Rothmans to purchase, by way of a tender offer, all of the outstanding common shares of Rothmans. In October 2008, PMI completed the acquisition of all of Rothmans shares.

At December 31, 2014 and 2013, PMI had $114 million and $152 million, respectively, of discounted accrued settlement charges associated with the RBH legal settlement. These accrued settlement charges are primarily reflected in other long-term liabilities on the consolidated balance sheets and are expected to be paid through 2019.

Note 20.

E.C. Agreement:

In 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 Member States of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. This agreement has been signed by all 27 Member States. The agreement resolves all disputes between the parties relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against its earnings in 2004. The agreement calls for additional payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary (this payment was made in July 2006) and approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI records charges for them as an expense in cost of sales when product is shipped. In addition, PMI was also responsible to pay the excise taxes, VAT and customs duties on qualifying product seizures of up to 90 million cigarettes and is subject to payments of five times the applicable taxes and duties if qualifying product seizures exceed 90 million cigarettes in a given year. In October 2014, this agreement was amended, and the threshold was increased to 450 million cigarettes in a given year. This modification was effective as of July 2012. To date, PMI’s annual payments related to product seizures have been immaterial. Total charges related to the E.C. Agreement of $71 million, $81 million and $78 million were recorded in cost of sales in 2014, 2013 and 2012, respectively.

Note 21.

Contingencies:

Tobacco-Related Litigation

Legal proceedings covering a wide range of matters are pending or threatened against us, and/or our subsidiaries, and/or our indemnitees in various jurisdictions. Our indemnitees include distributors, licensees and others that have been named as parties in certain cases and that we have agreed to defend, as well as to pay costs and some or all of judgments, if any, that may be entered against them. Pursuant to the terms of the Distribution Agreement between Altria and PMI, PMI will indemnify Altria and Philip Morris USA Inc. ("PM USA"), a U.S. tobacco subsidiary of Altria, for tobacco product claims based in substantial part on products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for tobacco product claims based in substantial part on products manufactured by PM USA, excluding tobacco products contract manufactured for PMI.

It is possible that there could be adverse developments in pending cases against us and our subsidiaries. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation.

Damages claimed in some of the tobacco-related litigation are significant and, in certain cases in Brazil, Canada and Nigeria, range into the billions of U.S. dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. Much of the tobacco-related litigation is in its early stages, and litigation is subject to uncertainty. However, as discussed below, we have to date been largely successful in defending tobacco-related litigation.

We and our subsidiaries record provisions in the consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, after assessing the information available to it (i) management has not concluded that it is probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss for any of the pending tobacco-related cases; and (iii) accordingly, no estimated loss has been accrued in the consolidated financial statements for unfavorable outcomes in these cases, if any. Legal defense costs are expensed as incurred.

It is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Nevertheless, although litigation is subject to uncertainty, we and each of our subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that we have valid defenses to the litigation pending against us, as well as valid bases for appeal of adverse verdicts, if any. All such cases are, and will continue to be, vigorously defended. However, we and our subsidiaries may enter into settlement discussions in particular cases if we believe it is in our best interests to do so.

To date, we have paid one judgment in a tobacco-related case. That judgment, including costs, was approximately €1,400 (approximately $1,800), and that payment was made in order to appeal an Italian small claims case, which was subsequently reversed on appeal. To date, no tobacco-related case has been finally resolved in favor of a plaintiff against us, our subsidiaries or indemnitees.

The table below lists the number of tobacco-related cases pending against us and/or our subsidiaries or indemnitees as of December 31, 2014, December 31, 2013 and December 31, 2012:

Type of Case	Number of Cases Pending as of December 31, 2014	Number of Cases Pending as of December 31, 2013	Number of Cases Pending as of December 31, 2012
Individual Smoking and Health Cases	63	62	76
Smoking and Health Class Actions	11	11	11
Health Care Cost Recovery Actions*	15	15	15
Lights Class Actions	—	1	2
Individual Lights Cases	2	2	7
Public Civil Actions	2	3	4
*An additional Health Care Cost Recovery Action was filed in Canada on January 2, 2015.

Since 1995, when the first tobacco-related litigation was filed against a PMI entity, 431 Smoking and Health, Lights, Health Care Cost Recovery, and Public Civil Actions in which we and/or one of our subsidiaries and/or indemnitees were a defendant have been terminated in our favor. Ten cases have had decisions in favor of plaintiffs. Eight of these cases have subsequently reached final resolution in our favor and two remain on appeal.

The table below lists the verdicts and post-trial developments in the following cases where verdicts were returned in favor of plaintiffs:

Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
September 2009	Brazil/Bernhardt	Individual Smoking and Health	The Civil Court of Rio de Janeiro found for plaintiff and ordered Philip Morris Brasil to pay R$13,000 (approximately $4,950) in “moral damages.”
Philip Morris Brasil filed its appeal against the decision on the merits with the Court of Appeals in November 2009. In February 2010, without addressing the merits, the Court of Appeals annulled the trial court's decision and remanded the case to the trial court to issue a new ruling, which was required to address certain compensatory damage claims made by the plaintiff that the trial court did not address in its original ruling. In July 2010, the trial court reinstated its original decision, while specifically rejecting the compensatory damages claim. Philip Morris Brasil appealed this decision.
In March 2011, the Court of Appeals affirmed the trial court's decision and denied Philip Morris Brasil's appeal. The Court of Appeals increased the amount of damages awarded to the plaintiff to R$100,000 (approximately $38,050). Philip Morris Brasil appealed. In December 2014, the Superior Court of Justice granted PMB’s appeal reversing the lower court’s judgment and dismissing plaintiff’s claim. Plaintiff may appeal.

Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
February 2004	Brazil/The Smoker Health Defense Association	Class Action
The Civil Court of São Paulo found defendants liable without hearing evidence. The court did not assess actual damages, which were to be assessed in a second phase of the case. The size of the class was not defined in the ruling.

In April 2004, the court clarified its ruling, awarding “moral damages” of R$1,000 (approximately $380) per smoker per full year of smoking plus interest at the rate of 1% per month, as of the date of the ruling. The court did not award actual damages, which were to be assessed in the second phase of the case. The size of the class was not estimated. Defendants appealed to the São Paulo Court of Appeals, which annulled the ruling in November 2008, finding that the trial court had inappropriately ruled without hearing evidence and returned the case to the trial court for further proceedings. In May 2011, the trial court dismissed the claim. Plaintiff has appealed. In addition, the defendants filed a constitutional appeal to the Federal Supreme Tribunal on the basis that the plaintiff did not have standing to bring the lawsuit. This appeal is still pending.

Pending claims related to tobacco products generally fall within the following categories:

Smoking and Health Litigation: These cases primarily allege personal injury and are brought by individual plaintiffs or on behalf of a class or purported class of individual plaintiffs. Plaintiffs' allegations of liability in these cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, violations of deceptive trade practice laws and consumer protection statutes. Plaintiffs in these cases seek various forms of relief, including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include licit activity, failure to state a claim, lack of defect, lack of proximate cause, assumption of the risk, contributory negligence, and statute of limitations.

As of December 31, 2014, there were a number of smoking and health cases pending against us, our subsidiaries or indemnitees, as follows:

•
63 cases brought by individual plaintiffs in Argentina (23), Brazil (23), Canada (2), Chile (8), Costa Rica (2), Greece (1), Italy (2), the Philippines (1) and Scotland (1), compared with 62 such cases on December 31, 2013, and 76 cases on December 31, 2012; and

•	11 cases brought on behalf of classes of individual plaintiffs in Brazil (2) and Canada (9), compared with 11 such cases on December 31, 2013 and December 31, 2012.

In the first class action pending in Brazil, The Smoker Health Defense Association (ADESF) v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., Nineteenth Lower Civil Court of the Central Courts of the Judiciary District of São Paulo, Brazil, filed July 25, 1995, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer organization, is seeking damages for smokers and former smokers and injunctive relief. The verdict and post-trial developments in this case are described in the above table.

In the second class action pending in Brazil, Public Prosecutor of São Paulo v. Philip Morris Brasil Industria e Comercio Ltda., Civil Court of the City of São Paulo, Brazil, filed August 6, 2007, our subsidiary is a defendant. The plaintiff, the Public Prosecutor of the State of São Paulo, is seeking (i) damages on behalf of all smokers nationwide, former smokers, and their relatives; (ii) damages on behalf of people exposed to environmental tobacco smoke nationwide, and their relatives; and (iii) reimbursement of the health care costs allegedly incurred for the treatment of tobacco-related diseases by all Brazilian States and Municipalities, and the Federal District. In an interim ruling issued in December 2007, the trial court limited the scope of this claim to the State of São Paulo only. In December 2008, the Seventh Civil Court of São Paulo issued a decision declaring that it lacked jurisdiction because the case involved issues similar to the ADESF case discussed above and should be transferred to the Nineteenth Lower Civil Court in São Paulo where the ADESF case is pending. The court further stated that these cases should be consolidated for the purposes of judgment. In April 2010, the São Paulo Court of Appeals reversed the Seventh Civil Court's decision that consolidated the cases, finding that they are based on different legal claims and are progressing at different stages of proceedings. This case was returned to the Seventh Civil Court of São Paulo, and our subsidiary filed its closing arguments in December 2010. In March 2012, the trial court dismissed the case on the merits. In January 2014, the São Paulo Court of Appeals rejected plaintiff’s appeal and affirmed the trial court decision. In July 2014, plaintiff appealed to the Superior Court of Justice.

In the first class action pending in Canada, Cecilia Letourneau v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp., Quebec Superior Court, Canada, filed in September 1998, our subsidiary and other Canadian manufacturers are defendants. The plaintiff, an individual smoker, is seeking compensatory and punitive damages for each member of the class who is deemed addicted to smoking. The class was certified in 2005. In February 2011, the trial court ruled that the federal government would remain as a third party in the case. In November 2012, the Court of Appeals dismissed defendants' third-party claims against the federal government. Trial began in March 2012 and concluded on December 11, 2014. The parties now await the judgment. There is no fixed time period by which the trial court must issue its decision.

In the second class action pending in Canada, Conseil Québécois Sur Le Tabac Et La Santé and Jean-Yves Blais v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp., Quebec Superior Court, Canada, filed in November 1998, our subsidiary and other Canadian manufacturers are defendants. The plaintiffs, an anti-smoking organization and an individual smoker, are seeking compensatory and punitive damages for each member of the class who allegedly suffers from certain smoking-related diseases. The class was certified in 2005. In February 2011, the trial court ruled that the federal government would remain as a third party in the case. In November 2012, the Court of Appeals dismissed defendants' third-party claims against the federal government. Trial began in March 2012 and concluded on December 11, 2014. The parties now await the judgment. There is no fixed time period by which the trial court must issue its decision.

In the third class action pending in Canada, Kunta v. Canadian Tobacco Manufacturers' Council, et al., The Queen's Bench, Winnipeg, Canada, filed June 12, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and chronic obstructive pulmonary disease

(“COPD”), severe asthma, and mild reversible lung disease resulting from the use of tobacco products. She is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, as well as restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. In September 2009, plaintiff's counsel informed defendants that he did not anticipate taking any action in this case while he pursues the class action filed in Saskatchewan (see description of Adams, below).

In the fourth class action pending in Canada, Adams v. Canadian Tobacco Manufacturers' Council, et al., The Queen's Bench, Saskatchewan, Canada, filed July 10, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and COPD resulting from the use of tobacco products. She is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers who have smoked a minimum of 25,000 cigarettes and have allegedly suffered, or suffer, from COPD, emphysema, heart disease, or cancer, as well as restitution of profits. Preliminary motions are pending.

In the fifth class action pending in Canada, Semple v. Canadian Tobacco Manufacturers' Council, et al., The Supreme Court (trial court), Nova Scotia, Canada, filed June 18, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges his own addiction to tobacco products and COPD resulting from the use of tobacco products. He is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, as well as restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. No activity in this case is anticipated while plaintiff's counsel pursues the class action filed in Saskatchewan (see description of Adams, above).

In the sixth class action pending in Canada, Dorion v. Canadian Tobacco Manufacturers' Council, et al., The Queen's Bench, Alberta, Canada, filed June 15, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and chronic bronchitis and severe sinus infections resulting from the use of tobacco products. She is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. To date, we, our subsidiaries, and our indemnitees have not been properly served with the complaint. No activity in this case is anticipated while plaintiff's counsel pursues the class action filed in Saskatchewan (see description of Adams, above).

In the seventh class action pending in Canada, McDermid v. Imperial Tobacco Canada Limited, et al., Supreme Court, British Columbia, Canada, filed June 25, 2010, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges his own addiction to tobacco products and heart disease resulting from the use of tobacco products. He is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers who were alive on June 12, 2007, and who suffered from heart disease allegedly caused by smoking, their estates, dependents and family members, plus disgorgement of revenues earned by the defendants from January 1, 1954, to the date the claim was filed. Defendants have filed jurisdictional challenges on the grounds that this action should not proceed during the pendency of the Saskatchewan class action (see description of Adams, above).

In the eighth class action pending in Canada, Bourassa v. Imperial Tobacco Canada Limited, et al., Supreme Court, British Columbia, Canada, filed June 25, 2010, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, the heir to a deceased smoker, alleges that the decedent was addicted to tobacco products and suffered from emphysema resulting from the use of tobacco products. She is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers who were alive on June 12, 2007, and who suffered from chronic respiratory diseases allegedly caused by smoking, their estates, dependents and family members, plus disgorgement of revenues earned by the defendants from January 1, 1954, to the date the claim was filed. In December 2014, the plaintiff filed an amended statement of claim.

In the ninth class action pending in Canada, Suzanne Jacklin v. Canadian Tobacco Manufacturers' Council, et al., Ontario Superior Court of Justice, filed June 20, 2012, we, our subsidiaries, and our indemnitees (PM USA and Altria), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and COPD resulting from the use of tobacco products. She is seeking compensatory and punitive damages on behalf of a proposed class comprised of all smokers who have smoked a minimum of 25,000 cigarettes and have allegedly suffered, or suffer, from COPD, heart disease, or cancer, as well as restitution of profits. Plaintiff's counsel has indicated that he does not intend to take any action in this case in the near future.

Health Care Cost Recovery Litigation: These cases, brought by governmental and non-governmental plaintiffs, seek reimbursement of health care cost expenditures allegedly caused by tobacco products. Plaintiffs' allegations of liability in these cases are based on various theories of recovery including unjust enrichment, negligence, negligent design, strict liability, breach of express and implied warranties, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, defective product, failure to warn, sale of cigarettes to minors, and claims under statutes governing competition and deceptive trade practices. Plaintiffs in these cases seek various forms of relief including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, remoteness of injury, failure to state a claim, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), and statute of limitations.

As of December 31, 2014, there were 15 health care cost recovery cases pending against us, our subsidiaries or indemnitees in Canada (9), Korea (1) and Nigeria (5), compared with 15 such cases on December 31, 2013 and December 31, 2012. A tenth health care cost recovery case was filed in Canada on January 2, 2015.

In the first health care cost recovery case pending in Canada, Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001, we, our subsidiaries, our indemnitee (PM USA), and other members of the industry are defendants. The plaintiff, the government of the province of British Columbia, brought a claim based upon legislation enacted by the province authorizing the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, resulting from a “tobacco related wrong.” The Supreme Court of Canada has held that the statute is constitutional. We and certain other non-Canadian defendants challenged the jurisdiction of the court. The court rejected the jurisdictional challenge. Pre-trial discovery is ongoing.

In the second health care cost recovery case filed in Canada, Her Majesty the Queen in Right of New Brunswick v. Rothmans Inc., et al., Court of Queen's Bench of New Brunswick, Trial Court, New Brunswick, Fredericton, Canada, filed March 13, 2008, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of New Brunswick based on legislation enacted in the province. This legislation is similar to the law introduced in British Columbia that authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Pre-trial discovery is ongoing.

In the third health care cost recovery case filed in Canada, Her Majesty the Queen in Right of Ontario v. Rothmans Inc., et al., Ontario Superior Court of Justice, Toronto, Canada, filed September 29, 2009, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Ontario based on legislation enacted in the province. This legislation is similar to the laws introduced in British Columbia and New Brunswick that authorize the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Preliminary motions are pending.

In the fourth health care cost recovery case filed in Canada, Attorney General of Newfoundland and Labrador v. Rothmans Inc., et al., Supreme Court of Newfoundland and Labrador, St. Johns, Canada, filed February 8, 2011, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Newfoundland and Labrador based on legislation enacted in the province that is similar to the laws introduced in British Columbia, New Brunswick and Ontario. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Preliminary motions are pending.

In the fifth health care cost recovery case filed in Canada, Attorney General of Quebec v. Imperial Tobacco Limited, et al., Superior Court of Quebec, Canada, filed June 8, 2012, we, our subsidiary, our indemnitee (PM USA), and other members of the industry are defendants. The claim was filed by the government of the province of Quebec based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” In December 2014, defendants began filing their statements of defense.

In the sixth health care cost recovery case filed in Canada, Her Majesty in Right of Alberta v. Altria Group, Inc., et al., Supreme Court of Queen's Bench Alberta, Canada, filed June 8, 2012, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Alberta based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Preliminary motions are pending.

In the seventh health care cost recovery case filed in Canada, Her Majesty the Queen in Right of the Province of Manitoba v. Rothmans, Benson & Hedges, Inc., et al., The Queen's Bench, Winnipeg Judicial Centre, Canada, filed May 31, 2012, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Manitoba based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” In September 2014, defendants filed their statements of defense.

In the eighth health care cost recovery case filed in Canada, The Government of Saskatchewan v. Rothmans, Benson & Hedges Inc., et al., Queen's Bench, Judicial Centre of Saskatchewan, Canada, filed June 8, 2012, we, our subsidiaries, our indemnitees (PM USA and

Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Saskatchewan based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Preliminary motions are pending.

In the ninth health care cost recovery case filed in Canada, Her Majesty the Queen in Right of the Province of Prince Edward Island v. Rothmans, Benson & Hedges Inc., et al., Supreme Court of Prince Edward Island (General Section), Canada, filed September 10, 2012, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Prince Edward Island based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Preliminary motions are pending.

In the tenth health care cost recovery case filed in Canada, Her Majesty the Queen in Right of the Province of Nova Scotia v. Rothmans, Benson & Hedges Inc., et al., Supreme Court of Nova Scotia, Canada, filed January 2, 2015, we, our subsidiaries, our indemnitees (PM USA and Altria), and other members of the industry are defendants. The claim was filed by the government of the province of Nova Scotia based on legislation enacted in the province that is similar to the laws enacted in several other Canadian provinces. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.”

In the first health care cost recovery case in Nigeria, The Attorney General of Lagos State v. British American Tobacco (Nigeria) Limited, et al., High Court of Lagos State, Lagos, Nigeria, filed March 13, 2008, we and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. We are in the process of making challenges to service and the court's jurisdiction. Currently, the case is stayed in the trial court pending the appeals of certain co-defendants relating to service objections. As of December 31, 2014, we had no employees, operations or assets in Nigeria.

In the second health care cost recovery case in Nigeria, The Attorney General of Kano State v. British American Tobacco (Nigeria) Limited, et al., High Court of Kano State, Kano, Nigeria, filed May 9, 2007, we and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. We are in the process of making challenges to service and the court's jurisdiction. Currently, the case is stayed in the trial court pending the appeals of certain co-defendants relating to service objections.

In the third health care cost recovery case in Nigeria, The Attorney General of Gombe State v. British American Tobacco (Nigeria) Limited, et al., High Court of Gombe State, Gombe, Nigeria, filed October 17, 2008, we and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In February 2011, the court ruled that the plaintiff had not complied with the procedural steps necessary to serve us. As a result of this ruling, plaintiff must re-serve its claim. We have not yet been re-served.

In the fourth health care cost recovery case in Nigeria, The Attorney General of Oyo State, et al., v. British American Tobacco (Nigeria) Limited, et al., High Court of Oyo State, Ibadan, Nigeria, filed May 25, 2007, we and other members of the industry are defendants. Plaintiffs seek reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. We challenged service as improper. In June 2010, the court ruled that plaintiffs did not have leave to serve the writ of summons on the defendants and that they must re-serve the writ. We have not yet been re-served.

In the fifth health care cost recovery case in Nigeria, The Attorney General of Ogun State v. British American Tobacco (Nigeria) Limited, et al., High Court of Ogun State, Abeokuta, Nigeria, filed February 26, 2008, we and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In May 2010, the trial court rejected our service objections. We have appealed.

In the health care cost recovery case in Korea, the National Health Insurance Service v. KT&G, et. al., filed April 14, 2014, our subsidiary and other Korean manufacturers are defendants. Plaintiff alleges that defendants concealed the health hazards of smoking, marketed to youth, added ingredients to make their products more harmful and addictive, and misled consumers into believing that Lights cigarettes are safer than regular cigarettes. The National Health Insurance Service seeks to recover approximately $53.7 million allegedly incurred in treating 3,484 patients with small cell lung cancer, squamous cell lung cancer, and squamous cell laryngeal cancer from 2003 to 2012.

Lights Cases: These cases, brought by individual plaintiffs, or on behalf of a class of individual plaintiffs, allege that the use of the term “lights” constitutes fraudulent and misleading conduct. Plaintiffs' allegations of liability in these cases are based on various theories of recovery including misrepresentation, deception, and breach of consumer protection laws. Plaintiffs seek various forms of relief including restitution, injunctive relief, and compensatory and other damages. Defenses raised include lack of causation, lack of reliance, assumption of the risk, and statute of limitations.

As of December 31, 2014, there were 2 lights cases brought by individual plaintiffs pending against our subsidiaries or indemnitees in Chile (1) and Italy (1), compared with 2 such cases on December 31, 2013, and 7 such cases on December 31, 2012.

In the class action pending in Israel, El-Roy, et al. v. Philip Morris Incorporated, et al., District Court of Tel-Aviv/Jaffa, Israel, filed January 18, 2004, our subsidiary and our indemnitees (PM USA and our former importer) were defendants. The plaintiffs filed a purported class action claiming that the class members were misled by the descriptor “lights” into believing that lights cigarettes are safer than full flavor cigarettes. The claim sought recovery of the purchase price of lights cigarettes and compensation for distress for each class member. In November 2012, the court denied class certification and dismissed the individual claims. Plaintiffs appealed to the Supreme Court. On November 17, 2014, plaintiffs withdrew their appeal at the request of the Supreme Court. The case is now terminated, and we will no longer report it.

Public Civil Actions: Claims have been filed either by an individual, or a public or private entity, seeking to protect collective or individual rights, such as the right to health, the right to information or the right to safety. Plaintiffs' allegations of liability in these cases are based on various theories of recovery including product defect, concealment, and misrepresentation. Plaintiffs in these cases seek various forms of relief including injunctive relief such as banning cigarettes, descriptors, smoking in certain places and advertising, as well as implementing communication campaigns and reimbursement of medical expenses incurred by public or private institutions.

As of December 31, 2014, there were 2 public civil actions pending against our subsidiaries in Argentina (1) and Venezuela (1), compared with 3 such cases on December 31, 2013, and 4 such cases on December 31, 2012.

In the public civil action in Argentina, Asociación Argentina de Derecho de Danos v. Massalin Particulares S.A., et al., Civil Court of Buenos Aires, Argentina, filed February 26, 2007, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer association, seeks the establishment of a relief fund for reimbursement of medical costs associated with diseases allegedly caused by smoking. Our subsidiary filed its answer in September 2007. In March 2010, the case file was transferred to the Federal Court on Administrative Matters after the Civil Court granted the plaintiff's request to add the national government as a co-plaintiff in the case. The case is currently in the evidentiary stage.

In the public civil action in Venezuela, Federation of Consumers and Users Associations (“FEVACU”), et al. v. National Assembly of Venezuela and the Venezuelan Ministry of Health, Constitutional Chamber of the Venezuelan Supreme Court, filed April 29, 2008, we were not named as a defendant, but the plaintiffs published a notice pursuant to court order, notifying all interested parties to appear in the case. In January 2009, our subsidiary appeared in the case in response to this notice. The plaintiffs purport to represent the right to health of the citizens of Venezuela and claim that the government failed to protect adequately its citizens' right to health. The claim asks the court to order the government to enact stricter regulations on the manufacture and sale of tobacco products. In addition, the plaintiffs ask the court to order companies involved in the tobacco industry to allocate a percentage of their “sales or benefits” to establish a fund to pay for the health care costs of treating smoking-related diseases. In October 2008, the court ruled that plaintiffs have standing to file the claim and that the claim meets the threshold admissibility requirements. In December 2012, the court admitted our subsidiary and BAT's subsidiary as interested third parties. In February 2013, our subsidiary answered the complaint.

Other Litigation

We are also involved in other litigation arising in the ordinary course of our business. While the outcomes of these proceedings are uncertain, management does not expect that the ultimate outcomes of other litigation, including any reasonably possible losses in excess of current accruals, will have a material adverse effect on our consolidated results of operations, cash flows or financial position.

Note 22.

Balance Sheet Offsetting:

Derivative Financial Instruments

PMI uses foreign exchange contracts and interest rate contracts to mitigate its exposure to changes in exchange and interest rates from third-party and intercompany actual and forecasted transactions. Substantially all of PMI's derivative financial instruments are subject to master netting arrangements, whereby the right to offset occurs in the event of default by a participating party. While these contracts contain the enforceable right to offset through close-out netting rights, PMI elects to present them on a gross basis in the consolidated balance sheets. Collateral associated with these arrangements is in the form of cash and is unrestricted. See Note 15. Financial Instruments for disclosures related to PMI's derivative financial instruments.

The effects of these derivative financial instrument assets and liabilities on PMI's consolidated balance sheets were as follows:

(in millions)	Gross Amounts Recognized	Gross Amount Offset in the Consolidated Balance Sheet	Net Amounts Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet
				Financial Instruments	Cash Collateral Received/Pledged
						Net Amount

At December 31, 2014
Assets
Foreign exchange contracts	$406	$—	$406	$(77)	$(306)	$23
Liabilities
Foreign exchange contracts	$151	$—	$151	$(77)	$(63)	$11
At December 31, 2013
Assets
Foreign exchange contracts	$153	$—	$153	$(52)	$(79)	$22
Liabilities
Foreign exchange contracts	$116	$—	$116	$(52)	$(47)	$17

Note 23.

Redeemable Noncontrolling Interest:

Philippines Business Combination:

On February 25, 2010, PMI's affiliate, Philip Morris Philippines Manufacturing Inc. (“PMPMI”), and Fortune Tobacco Corporation (“FTC”) combined their respective business activities by transferring selected assets and liabilities of PMPMI and FTC to a new company called PMFTC Inc. (“PMFTC”). PMPMI and FTC hold equal economic interests in PMFTC, while PMI manages the day-to-day operations of PMFTC and has a majority of its Board of Directors. Consequently, PMI accounted for the contributed assets and liabilities of FTC as a business combination.

The fair value of the assets and liabilities contributed by FTC in this non-cash transaction was determined to be $1.17 billion. At the time of the business combination, FTC was given the right to sell its interest in PMFTC to PMI, except in certain circumstances, during the period from February 25, 2015, through February 24, 2018, at an agreed-upon value of $1.17 billion, which was recorded on PMI’s consolidated balance sheet as a redeemable noncontrolling interest at the date of the business combination. On December 10, 2013, FTC terminated the agreement related to this exit right. As a result, the amount included in the consolidated balance sheet as redeemable noncontrolling interest at that date was reclassified to noncontrolling interests within stockholders' deficit on the December 31, 2013, consolidated balance sheet.

The movement in redeemable noncontrolling interest during the years ended December 31, 2013 and 2012, was as follows:

(in millions)
Redeemable noncontrolling interest at January 1, 2012	$1,212
Share of net earnings	171
Dividend payments	(105)
Currency translation gains	25
Net loss and prior service cost	(2)
Redeemable noncontrolling interest at December 31, 2012	$1,301
Share of net earnings	99
Dividend payments	(94)
Currency translation losses	(33)
Net loss and prior service cost	2
Termination of rights agreement	(1,275)
Redeemable noncontrolling interest at December 31, 2013	$—

Note 24.

New Accounting Standards:

On May 28, 2014, the Financial Accounting Standards Board issued Accounting Standards Update ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 contains principles that an entity will need to apply to determine the measurement of revenue and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.
Entities can apply the final standard using one of the following two methods:

1.	retrospectively to each prior period presented; or

2.
retrospectively, with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application, with additional disclosures in reporting periods that include the date of initial application.

ASU 2014-09 is effective for interim and annual reporting periods beginning on or after January 1, 2017. Early application is not permitted. PMI is currently assessing the impact that the adoption of ASU 2014-09 will have on its financial position or results of operations.

Note 25.

Quarterly Financial Data (Unaudited):

	2014 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$17,779	$21,051	$21,335	$19,941
Gross profit	$4,543	$5,101	$5,122	$4,565
Net earnings attributable to PMI	$1,875	$1,851	$2,155	$1,612
Per share data:
Basic EPS	$1.18	$1.17	$1.38	$1.03
Diluted EPS	$1.18	$1.17	$1.38	$1.03
Dividends declared	$0.94	$0.94	$1.00	$1.00
Market price:
— High	$87.20	$91.63	$86.85	$90.25
— Low	$75.28	$81.70	$81.19	$81.16

	2013 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$18,527	$20,483	$20,629	$20,390
Gross profit	$5,095	$5,216	$5,309	$5,187
Net earnings attributable to PMI	$2,125	$2,124	$2,340	$1,987
Per share data:
Basic EPS	$1.28	$1.30	$1.44	$1.24
Diluted EPS	$1.28	$1.30	$1.44	$1.24
Dividends declared	$0.85	$0.85	$0.94	$0.94
Market price:
— High	$93.61	$96.73	$91.40	$91.81
— Low	$84.33	$86.05	$82.86	$83.81

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

During 2014 and 2013, PMI recorded the following pre-tax charges in earnings:

	2014 Quarters
(in millions)	1st	2nd	3rd	4th
Asset impairment and exit costs	$23	$489	$(9)	$32

	2013 Quarters
(in millions)	1st	2nd	3rd	4th
Asset impairment and exit costs	$3	$5	$—	$301

See Note 5. Asset Impairment and Exit Costs for additional information on these pre-tax charges.